                                                                Exhibit 10.29
                                                                -------------

                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                                   dated as of

                               September 30, 1998

                                      Among

                             NVR, INC., as Borrower

                                       and

                                  CERTAIN BANKS

                                       and

                           BANKBOSTON, N.A., as Agent

                          for itself and certain Banks

                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT

      This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is made as of September 30, 1998, by and among (i) NVR, INC. ("Borrower"), a corporation organized and existing under the laws of Virginia having its principal place of business at 7601 Lewinsville Road, McLean, Virginia 22102,
(ii) BANKBOSTON, N.A. ("BKB"), having its principal place of business at 100 Federal Street, Boston, Massachusetts 02110, (iii) certain other lending institutions which are signatories hereto (BKB and such lending institutions are individually each a "Bank" and, collectively the "Banks") and (iv) BANKBOSTON, N.A., as agent (in its capacity as agent, the "Agent") for itself and the Banks.

                              W I T N E S S E T H:

      WHEREAS, Borrower, NVR Homes, Inc. ("NVR Homes"), certain lending institutions and BKB, as Agent, entered into that certain Credit and Security Agreement dated as of September 30, 1993, as amended by that certain First Amendment dated as of April 28, 1994, that certain Second Amendment dated as of September 13, 1994, and that certain Third Amendment dated as of November 1, 1994 (collectively, the "Original Credit Agreement"); and

      WHEREAS, Borrower, NVR Homes, certain lending institutions and BKB, as Agent, entered into that certain Amended and Restated Credit and Security Agreement dated as of May 5, 1995; as amended and modified by that certain First Modification of Amended and Restated Credit and Security Agreement, dated as of January 16, 1996; by that certain Second Modification of Amended and Restated Credit and Security Agreement, dated as of May 16, 1996; by that certain Third Modification of Amended and Restated Credit and Security Agreement, dated as of December 31, 1996; by that certain Fourth Modification of Amended and Restated Credit and Security Agreement, dated as of June 19, 1997; by that certain Fifth Modification of Amended and Restated Credit and Security Agreement, dated as of October 30, 1997; by that certain Sixth Modification of Amended and Restated Credit and Security Agreement, dated as of January 29, 1998; and by that certain Seventh Modification of Amended and Restated Credit and Security Agreement, dated as of April 3, 1998 (the Amended and Restated Credit and Security Agreement, as so amended, is hereinafter referred to as the "Credit Agreement"); and

      WHEREAS, Borrower, NVR Homes, certain lending institutions and BKB, as Agent, entered into that certain Second Amended and Restated Credit Agreement dated as of June 19, 1998 (the "Second Amended and Restated Agreement"); and

      WHEREAS, Borrower acknowledges and agrees that (a) the Obligations (as defined herein) represent, among other things, the amendment, restatement and modifications of the Obligations (as defined in the Credit Agreement) arising in connection with the Original Credit Agreement, the Credit Agreement, the Second Amended and Restated Agreement and the other Loan Documents (as defined in the Credit Agreement) executed in connection therewith, and (b) the Loan Documents (as defined herein) are intended to restructure, restate, renew, extend, consolidate, expand, amend and modify the original Credit Agreement, the Credit Agreement, the Second Amended and Restated Agreement and the other Loan Documents (as defined in the original Credit Agreement) executed in connection therewith; and

      WHEREAS, the parties hereto intend that the provisions of the Original Credit Agreement, the Credit Agreement, the Second Amended and Restated Agreement and the other Loan Documents (as defined in the Credit Agreement) executed in connection therewith, to the extent restructured, restated, renewed, expanded, extended, consolidated, amended and modified by this agreement are hereby superseded and replaced by the provisions hereof and of the Loan Documents (as defined herein), but irrespective of such changes, this Agreement and the Loan Documents (as defined herein) shall in all respects be considered and treated as (i) "Senior Bank Indebtedness" for all purposes as that term is defined in the Original Indenture (as defined herein) for the 1993 Senior Notes (as defined herein) and (ii) a "Bank Credit Facility" for all purposes as that term is defined in the New Indenture (as defined herein); and

      WHEREAS, Borrower has requested that the Banks (a) continue to finance the working capital requirements of Borrower and (b) provide funds to Borrower for other corporate purposes; and

      WHEREAS, the Banks are willing to make funds available for such purposes upon the terms and subject to the conditions set forth herein; and

      WHEREAS, Borrower has requested that the Agent commit to provide Borrower with letters of credit for general corporate purposes and the Agent is willing to issue credit upon the terms and subject to the conditions contained herein;

      NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement is hereby amended and restated to read in its entirety as follows:

ss.1 DEFINITIONS. The following terms shall have the meanings set forth in this ss.1 or elsewhere in the provisions of this Agreement referred to below:

      1993 Senior Notes. The 11% Senior Notes due April 15, 2003 in an aggregate principal amount not to exceed $160,000,000 issued by Borrower pursuant to the Original Indenture.

      1998 Senior Notes. The 8% Senior Notes due June 1, 2005 in an aggregate principal amount not to exceed $175,000,000 issued by Borrower pursuant to the New Indenture.

      Advance or Advances. Those amounts of the Loans advanced by the Banks to Borrower pursuant to ss.2 hereof on the occasion of any borrowing.

      Affiliate. With respect to any Person, any other Person (i) which directly or indirectly controls, or is controlled by, or is under common control with, such Person, (ii) which beneficially owns or holds 20% or more of any class of the voting stock of such Person, or (iii) 20% or more of the voting stock (or in the case of a Person which is not a corporation, 20% or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

      Agent. BankBoston, N.A. and any successor thereto.

      Agent's Fee. See ss.4.3.

      Aggregate Lot Option Deposits. With respect to any Person as of any date of determination, the aggregate amount of lot option deposits shown on the books and records of such Person as of such date, as determined in accordance with GAAP.

      Agreement. This Third Amended and Restated Credit Agreement, including the schedules and Exhibits hereto, as originally executed, or if this Agreement is amended, restated, varied or supplemented from time to time, as so amended, restated, varied or supplemented.

      Assignment and Acceptance. See ss.17.1.

      Authorized Signatory. Such senior personnel of Borrower as may be duly authorized and designated in writing by Borrower to execute documents, agreements and instruments on behalf of Borrower.

      Balance Sheet Date. See ss.6.7(a).

      Banks. See preamble.

      Base Rate. The higher of (a) the annual rate of interest announced from time to time by BKB at its head office in Boston, Massachusetts as its "base rate" and (b) one-half of one percent (1/2%) above the overnight federal funds effective rate, as published by the Board of Governors of the Federal Reserve System, as in effect from time to time, but in no event higher than the maximum rate permitted by applicable law.

      Base Rate Advance. An Advance which Borrower requests to be made as a Base Rate Advance or which is reborrowed as a Base Rate Advance, in accordance with the provisions of ss.2.1.5(b) hereof.

      BKB. See preamble.

      Borrower. See preamble.

      Borrowing Base. At any time of determination, an amount equal to the sum of the following assets of Borrower

(excluding Fox Ridge and NVRMF): (i) the book value of Sold Units multiplied by ninety-five percent (95%); plus (ii) the book value of Unsold Units multiplied by eighty percent (80%); plus (iii) the book value of Manufacturing Materials multiplied by eighty percent (80%); in each case, as calculated in accordance with GAAP.

      Borrowing Base Report. A report with respect to the Borrowing Base in the form attached hereto as Exhibit A.

      Business Day. Any day on which banking institutions in Boston, Massachusetts or, with respect to Eurodollar calculations, foreign exchange markets in New York, New York are not permitted or required by law to remain closed, as relevant to the determination to be made or the action to be taken.

      Capitalized Lease. Any lease under which the obligations of the lessee therein would, in accordance with GAAP, be included in determining total liabilities of the lessee as shown on the liability side of its balance sheet.

      Cash Equivalent. Any of the Investments listed in ss.9.21(b), (c), (d),
(e), (g), (h) or (q), but, in the case of (q), only to the extent of borrowing availability at any date of determination under the Warehouse Line.

      Closing Date. The effective date of this Agreement as first above written.

      Code. The Internal Revenue Code of 1986, as amended and in effect from time to time. To the extent that reference is made to any particular Section of the Code, such reference shall be, where the context so admits, to any corresponding provisions of any succeeding law.

      Commitment. With respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank's commitment to make Loans to Borrower subject to the terms and conditions of this Agreement as such Schedule may be amended pursuant to this Agreement.

      Commitment Fee. See ss.4.1.

      Commitment Percentage. With respect to each Bank, the percentage set forth in Schedule 1 hereto as such Bank's percentage of the Revolving Credit Commitment.

      Compliance Certificate. See ss.9.10(d).

      Consolidated or Consolidating. With reference to any term used or defined herein, shall mean that term as applied to the accounts of Borrower and its Subsidiaries, consolidated in accordance with GAAP.

      Consolidated Gross Profit Margin. With respect to any period, the gross profit margin reported by Borrower and its Subsidiaries in accordance with GAAP.

      Consolidated Tangible Net Worth. The Tangible Net Worth of Borrower and its Subsidiaries as defined herein.

      Contract of Sale. A written contract for the sale of a Unit on arm's-length terms which has been signed by both parties thereto and has been approved by the division manager of Borrower and which has a firm closing date, subject only to final financing and good title, has been obtained in good faith and which Borrower believes will not be canceled for any reason.

      Customer Deposit. Any "hand money," "earnest money" or similar deposit made by any Person to Borrower in connection with the purchase of a Unit.

      Daily Eurodollar Advance. An Advance which Borrower requests to be made as a Daily Eurodollar Advance or which is reborrowed as a Daily Eurodollar Advance in accordance with the provisions of ss.2.1.5(b).

      Daily Eurodollar Rate. The Eurodollar Rate assuming a Eurodollar Advance Period of thirty (30) days provided that the time of determination shall be on a daily basis at or approximately 9:00 a.m. local Boston, Massachusetts time.

      Debt Service Payments. For any period, all Interest Charges and regularly scheduled principal payments on any Indebtedness of Borrower and its subsidiaries (other than NVRMF and its Subsidiaries), net of balloon payments as determined in accordance with GAAP.

      Default. Any event which, but for the giving of notice or the lapse of time, or both, would constitute an Event of Default.

      Delinquent Bank. See ss.12.5(c)

      Distribution. Any of the following: (a) the payment by any Person of any distributions or other payments to its shareholders or partners as such; (b) the declaration or payment of any dividend on or in respect of shares of any class of capital stock of, or partnership interest in, any Person; (c) the purchase or other retirement of any shares of any class of capital stock of, or partnership interest in, any Person, directly or indirectly through a Subsidiary or otherwise; (d) the return of capital by any Person to its shareholders or partners as such; or (e) any other distribution on or in respect of any shares of any class of capital stock of, or partnership interest in, any Person.

      Drawdown Date. The date on which any Loan is made available to Borrower pursuant to the provisions hereof.

      EBITDA. For any period, without duplication, (i) the sum of the amounts for such period of (a) Net Income, (b) Interest Charges, (c) charges against income for all federal, state and local taxes, (d) depreciation expense, (e) amortization expense, (f) other non-cash charges and expenses and (g) any losses arising outside of the ordinary course of business which have been included in the determination of Net Income, less (ii) any gains arising outside of the ordinary course of business which have been included in the determination of Net Income, all as determined on a Consolidated basis for Borrower and its Subsidiaries other than NVRMF and its Subsidiaries in accordance with GAAP.

      Eligible Assignee. Any of (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD); (d) the central bank of any country which is a member of the OECD; and (e) other commercial lending institutions reasonably acceptable to the Agent and Borrower.

      ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

      Eurodollar Advance. An Advance which Borrower requests to be made as a Eurodollar Advance of which is reborrowed as a Eurodollar Advance, in accordance with the provisions of ss.2.1.5(c) hereof.

      Eurodollar Advance Period. For each Eurodollar Advance, each one, two, or three month period, as selected by Borrower pursuant to ss.2.1.5 (c) hereof, during which the applicable Eurodollar Rate shall remain unchanged. Notwithstanding the foregoing, however: (i) any applicable Eurodollar Advance Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Eurodollar Advance Period shall end on the preceding Business Day; (ii) any applicable Eurodollar Advance Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Advance Period is to end shall (subject to clause (i) above) end on the last day of such calendar month; and
(iii) no Eurodollar Advance Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of Borrower under ss.2.1.1 hereof. Interest shall be due and payable with respect to any Eurodollar Advance as provided in ss.2.1.6 (b) hereof.

      Eurodollar Basis. A simple per annum interest rate equal to the quotient of (i) the Eurodollar Rate divided by (ii) one minus the Eurodollar Reserve Percentage, if any, stated as a decimal. The Eurodollar Basis shall be rounded upward to the nearest one sixteenth of one percent (1/16%) and, once determined, shall remain unchanged during the applicable Eurodollar Advance Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.

      Eurodollar Rate. For any Eurodollar Advance Period, the average (rounded upward to the nearest one sixteenth of one percent (1/16%)) of the interest rates per annum at which deposits in United States dollars for such Eurodollar Advance Period are offered to prime banks in the New York interbank eurodollar market on telerate screen page 4756 two

(2) Business Days before the first day of such Eurodollar Advance Period, in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Eurodollar Advance Period for, the Eurodollar Advance sought by Borrower. If telerate screen page 4756 is no longer available, such rate as reported by any internationally recognized reporting service shall be selected by the Agent or, if no such other service is available, such rate shall be determined by the Agent based on rate information furnished to it by two or more banks selected by it which participate in the market for such deposits.

      Eurodollar Reserve Percentage. The percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation DL), whether or not any Bank has any Eurocurrency Liabilities subject to such reserve requirement at that time. The Eurodollar Basis for any Eurodollar Advance shall be adjusted as of the effective date by the same effective basis point change of any change in the Eurodollar Reserve Percentage.

      Event of Default. See ss.10.

      Excess Reorganization Value. The reorganization value in excess of amounts allocable to identifiable assets (as defined by GAAP) and as shown on the consolidated balance sheet of Borrower.

      Finished Lots. Platted lots which have water and sewer service available at the lot line, which have access to a public street, and for which all permits necessary for development have been issued.

      Fox Ridge. Fox Ridge Homes, Inc., a Tennessee corporation, and its successors and assigns.

      GAAP. Generally Accepted Accounting Principles (as defined below).

      Generally Accepted Accounting Principles. Principles which are (a) consistent with the principles promulgated or adopted by the Financial Accounting standards Board and its predecessors (or successor organizations), and (b) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied, provided, that if any changes in generally accepted accounting principles with which the Borrower's independent certified public accountants concur result in a change in the method of calculation of any of the financial covenants, standards or terms contained in this Agreement, the parties hereto agree to amend such provisions to reflect such changes in generally accepted accounting principles so that the criteria for evaluating the Consolidated financial condition of any Person and its Subsidiaries, as provided herein, shall be the same after such changes as if such changes had not been made; and pending the final agreement of the parties with respect to the foregoing revisions, all such changes in generally accepted accounting principles will be disregarded for purposes of evaluating the Borrower's financial condition and compliance with all financial covenants set forth in this Agreement.

      Hazardous Substance. Hazardous Substance(s) shall have the meaning ascribed to such term in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, or The Emergency Planning and Community Right-to-know Act of 1986, each as amended, and regulations promulgated thereunder.

      Indebtedness. For any Person, any of the following:

            (i)   all indebtedness for borrowed money;

            (ii) all indebtedness evidenced by bonds, notes, debentures or similar instruments;

            (iii) indebtedness under letters of credit or reimbursement agreements in respect thereof;

            (iv) indebtedness representing the deferred and unpaid balance of the purchase price of any property acquired (including pursuant to Capitalized Leases) or service performed, except any such balance that represents an accrued expense or trade payable;

         (v)  Rate Hedging Obligations; and

        (vi) any guaranty by such Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, of all or any part of any Indebtedness described in (i) through (v);

in each case (other than (v) and (vi)) if and to the extend that any of the foregoing would appear as a liability (or with respect to the reimbursement indebtedness referenced in (iii) above, a footnote thereto) upon a balance sheet of such Person prepared in accordance with GAAP.

        Interest Charges. For any period, the interest expense of Borrower
        ----------------
and its Subsidiaries (other than NVRMF and its Subsidiaries) on a Consolidated basis for such period on all Indebtedness, plus amortization of all Commitment Fees, Letter of Credit Fees and similar financing charges for such period, all as determined in accordance with GAAP.

        Investments. All expenditures made and all liabilities incurred by any
        -----------
Person (contingently or otherwise) for the acquisition of stock or Indebtedness (excluding Indebtedness incurred or acquired in the ordinary course of business) of, or for loans, advances, or capital contributions to, or in respect of any guaranties of Indebtedness (or other commitments as described under Indebtedness), or obligations in the nature of Indebtedness or securities of, any other Person.

        Letters of Credit. Any and all letters of credit issued or that may be
        -----------------
issued from time to time by the Agent to secure the performance of certain undertakings by Borrower, as further described in (S)2.2 of this Agreement.

        Letter of Credit Fee. See (S)4.2.
        --------------------

        Loans. Collectively, the Revolving Credit Loans made by the Banks to
        -----
Borrower and all drawings made under the Letters of Credit issued by the Agent pursuant to this Agreement.

        Loan Documents. Collectively, this Agreement, the Revolving Credit
        --------------
Notes, the Reimbursement Agreements, and any and all promissory notes or other agreements, instruments or documents delivered or to be delivered in connection with the Borrower's obligations to the Banks and the Agent pursuant to any of the foregoing.

      Majority Banks. As of any date, the Banks holding at least sixty-six percent (66%), of the outstanding principal amount of the Revolving Credit Notes on such date; and if no principal is Outstanding, the Banks whose aggregate Commitment Percentages total at least sixty-six percent (66%), in each case including BKB in its capacity as a Bank.

      Manufacturing Materials. Any building materials shown as inventory on the consolidated balance sheet of Borrower.

      Maturity Date. See ss.2.1.1.

      Maximum Commitment Amount. See ss.3.

      Maximum Consolidated Leverage Ratio. See ss.9.9.

      Maximum Drawing Amount. The maximum aggregate amount from time to time which the beneficiaries may draw under outstanding Letters of Credit, as the same may be reduced from time to time pursuant to the terms of the Letters of


Credit.

      Net Income. The net income (or net deficit) of Borrower and its Subsidiaries on a Consolidated basis, determined in accordance with GAAP consistently applied.

      Net Sales Proceeds. This term shall mean, (i) for any Unit, an amount equal to the amount shown as due to the seller on the applicable HUD-1 (or similar) closing statement for such Unit; provided that the closing costs shown on such HUD-1 (or similar) closing statement shall only include such closing costs as are ordinarily and customarily charged in the market area in which such property is located and shall not exceed the amount of closing costs as are ordinarily and customarily charged in such market area consistent with Borrower's business practices, and (ii) for any other asset, an amount equal to the aggregate amount of cash received in connection with any sale, lease, transfer or other disposition of such asset after deducting therefrom (A) reasonable and customary brokerage commissions, legal fees, finder's fees and other similar fees and commissions and (B) the amount of taxes payable by Borrower in connection with or as a result of such transaction, in each case to the extent, but only to the extent, that the amounts so deducted are actually paid and (C) the portion thereof used to repay any Indebtedness permitted under this Agreement and secured by any such asset.

      Net Worth. The excess of Total Assets over Total Liabilities.

      New Indenture. The Indenture dated as of April 14, 1998 between Borrower and The Bank of New York, as Trustee, as supplemented by the First Supplemental Indenture dated as of April 14, 1998 among Borrower, NVR Homes, as Subsidiary Guarantor, and The Bank of New York, as Trustee.

      NVRMF. NVR Mortgage Finance, Inc., a Virginia corporation.

      NVR Delaware. NVR, Inc., a Delaware corporation.

      Obligations. All Indebtedness, obligations and liabilities of Borrower to the Banks and the Agent, existing on the date of this Agreement or arising hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, now or hereafter owing or incurred, arising under or in connection with this Agreement, the other Loan Documents or in respect of Loans made or the Letters of Credit or other instruments at any time evidencing any of the foregoing, including, without limitation, any obligation to pay Letter of Credit Fees, and the Agent's fee, to the extent applicable, which fee is set forth in a letter agreement between the Agent and Borrower of even date herewith together with all amounts due under ss.13 hereof.

      Original Indenture. Indenture dated as of September 30, 1993, as amended, among Borrower and NVR Homes, NVR Financial Services, Inc., NVR Delaware and Fox Ridge, as Joint and Several Guarantors, and IBJ Schroder Bank and Trust Company, as Trustee.

      Outstanding. With respect to the Loans, the unpaid principal thereof, as of any date of determination.

      Overline Advance. An advance of all or a portion of the Overline Amount in accordance with the provisions of ss.3.4.

      Overline Amount. $10,000,000.00

      Patents and Trademarks. The patents, trademarks and other similar intellectual property subject to the Patents and Trademarks License.

      Patents and Trademarks License. The Service Mark License and Royalty Agreement dated as of October 1, 1996 between NVR Delaware, as Licensor, and NVR Homes, as Licensee, as it may be amended from time to time.

      Payment Date. The last day of each Eurodollar Advance Period for a Eurodollar Advance.

      Pension Plan. See ss.6.14(a).

      Permitted Distributions. Distributions permitted under ss.9.20 hereof.

      Permitted Liens. Mortgages, pledges, security interests and other liens and encumbrances permitted to exist on the property of Borrower and its Subsidiaries pursuant to ss.9.19.

      Person. Any individual, corporation, association, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

      Pre-Start Costs. All costs incurred by Borrower with respect to a lot prior to the purchase of such lot by Borrower.

      Rate Hedging Obligations. Any and all obligations of a Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and

(ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

      Receivables. The Net Sales Proceeds payable to, but not yet received by, Borrower following a Unit Closing. All such Net Sales Proceeds must be held by a title insurance company, a settlement attorney or a law firm escrow account.

      Register. See ss.17.3.

      Reimbursement Agreement. The applications made and agreements entered into between the Agent, the Banks and Borrower relating to the Letters of Credit, in substantially the form attached as Exhibit D hereto, as the same may be amended and in effect from time to time.

      Release. Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping or discharging, burying, abandoning or disposing into the environment.

      Renewal Fee. See ss.4.4.

      Request for Advance. Any certificate signed by an Authorized Signatory or a request by electronic transmission through systems established by the Agent requesting an Advance hereunder which will increase the aggregate amount of the Revolving Credit Loans outstanding, which certificate or electronic request shall be designated the "Request for Advance," and shall be in substantially the form of Exhibit B attached hereto. Each Request for Advance shall, among other things, specify the date of the Advance, which shall be a Business Day, the amount of the Advance, and the type of Advance.

      Restricted Subsidiaries. The following entities: Fox Ridge and NVR Delaware and such other entities as may be designated as a Restricted Subsidiary under the terms of the New Indenture and which comply with the provisions of
Section 9.36.

      Revolving Credit Commitment. The obligation of the Banks to make Revolving Credit Loans to Borrower under this Agreement up to an amount equal to the Maximum Commitment Amount minus the Maximum Drawing Amount.

      Revolving Credit Loans. The revolving credit loans made or to be made to Borrower as contemplated by ss.2.1 hereof.

      Revolving Credit Notes. See ss.2.1.2.

      Scheduled Commitment Amount. See ss.3.1.

      Senior Note Molders. The holders from time to time of the Senior Notes.

      Senior Notes. The 1993 Senior Notes together with the 1998 Senior Notes.

      Settled. With respect to any Unit, that title to such Unit has been conveyed by Borrower to a retail purchaser in accordance with the terms of the applicable Contract of Sale.

      Shares. See ss.9.20.

      Sold Units. Any Unit under a Contract of Sale that has not been canceled for any reason and has not yet Settled that contains a Customer Deposit of at least $500.00; however, if a customer's mortgage financing does not require a down payment, such Unit shall qualify as a Sold Unit without such Customer Deposit, provided, however, if such mortgage financing is provided by NVRMF, then such financing must be pursuant to a third party take-out commitment. Only Units owned by Borrower shall be included in Sold Units. Units owned by Fox Ridge shall be excluded from Sold Units.

      Speculative Inventory. With respect to any Person, on any date of determination, the sum of (i) the dollar value of Finished Lots owned by such Person which are not subject to a Contract of Sale and the Pre-Start Costs of such Person; and (ii) the dollar value of all Units owned by such Person which are not subject to a Contract of Sale, including, without limitation, all Units used as so-called "model units" in connection with any such Person's marketing efforts conducted in the ordinary course of its business, in each case determined in accordance with GAAP and without duplication.

      Subsidiary. With respect to any Person, any corporation, association, trust, or other business entity, a majority (by number of votes) of the outstanding voting power of which is at the time owned or controlled directly or indirectly by such Person.

      Tangible Net Worth. The Net Worth of Borrower and its Subsidiaries on a Consolidated basis, less the net book value (after deducting reserves applicable thereto) of all of its intangible assets, including, without limitation, as intangible assets, (i) goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, permits and rights related thereto and (ii) Excess Reorganization Value.

      Threat of Release. An imminent and substantial likelihood of a Release which requires action to prevent or mitigate damage to the environment which may result from such Release.

      Total Assets. All assets of Borrower and its Subsidiaries on a Consolidated basis.

      Total Liabilities. All liabilities of Borrower and its Subsidiaries on a consolidated basis.

      UCC Code. The Uniform Commercial Code as enacted and in effect in each applicable jurisdiction.

      Units. Residential housing units, including townhouses and condominium units, and the Finished Lots on which such Units are located.

      Unit Closing. The closing of a sale of a Unit by Borrower to a bona fide purchaser for value.

      Unsold Unit. Any Unit that is not the subject of a Contract of Sale.

      Warehouse Line. Loan Agreement dated as of July 13, 1998 as amended, among NVRMF, Chase Bank of Texas, National Association, as Agent, and the other lenders party thereto, as such agreement may be amended, modified, restated or replaced, with existing or new lenders or agents, from time to time after the date hereof.

      Welfare Plan. See ss.6.14(b).

      All terms of an accounting character not specifically defined herein shall have the meanings assigned thereto by GAAP. All terms not specifically defined herein which are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts shall have the same meanings herein as therein. Each reference herein to a particular Person (including, without limitation, the Agent) shall include a reference to such Person's successors and permitted assigns. The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement.

      ss.2 The Credit.

      ss.2.1 Revolving Credit Loans.

      ss.2.1.1 Commitment to Lend and Borrower's Promise to Pay. Subject to the terms and conditions set forth in this Agreement, each of the Banks severally agree to lend to Borrower its Commitment Percentage of, and Borrower may borrow and reborrow from time to time between the Closing Date and May 31, 2001, upon notice to the Agent given in accordance with ss.2.1.4 hereof, such amounts as may be requested by Borrower; provided, however, that the maximum aggregate principal amount of all Revolving Credit Loans (after giving effect to the amounts requested) shall not at any one time exceed an amount equal to the Maximum Commitment Amount minus the Maximum Drawing Amount. The Revolving Credit Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for Revolving Credit Loans hereunder shall constitute a representation by Borrower that the conditions set forth in ss.ss.7 and 8 hereof, as applicable, have been satisfied on the date of such request. The Revolving Credit Commitment shall terminate, and the Revolving Credit Loans shall mature and become due and payable on (i) May 31, 2001; or (ii) as to any Bank which has extended its Commitment pursuant to the penultimate sentence of this Section, the last day of such extension; or (iii) on such earlier date on which the maturity thereof is accelerated pursuant to the provisions of ss.10 hereof (the "Maturity Date") and Borrower hereby promises to pay on such date all amounts then outstanding hereunder. Each Bank's commitment to lend its Commitment Amount beyond May 31, 2001 (or such later date to which the Maturity Date may be extended by the consent of each Bank) to Borrower shall be subject annually to a one year extension at each Bank's sole discretion beginning on the first anniversary of the Closing Date and continuing on each anniversary date thereafter through the Maturity Date, provided Borrower delivers to the Agent for the benefit of the Banks no later than sixty days (60) prior to each such anniversary date a notice requesting a one year extension of the Commitments. Each Bank shall be paid all interest, principal and fees owed to it no later than the expiration of its Commitment, and the Agent shall distribute an amended Schedule 1 to each party.

      ss.2.1.2 The Revolving Credit Notes. The Revolving Credit Loans shall be evidenced by separate promissory notes of Borrower in substantially the form of Exhibit C hereto (each a "Revolving Credit Note"), dated as of the Closing Date and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below. Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank's Revolving Credit Note, an appropriate notation on such Bank's Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Bank's Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Revolving Credit Note Record shall not limit or otherwise affect the obligations of Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

      ss.2.1.3 Certain Mandatory Prepayments. If at any time the aggregate principal amount of all Revolving Credit Loans shall exceed an amount equal to the Maximum Commitment Amount in effect at such time minus the Maximum Drawing Amount, whether as a result of reductions in the Maximum Commitment Amount or otherwise, Borrower shall immediately pay to the Agent for the account of the Banks the amount of such excess.

      ss.2.1.4 Requests for Revolving Credit Loans. Whenever Borrower desires to receive an Advance on a Revolving Credit Loan, Borrower shall give notice by way of a Request for

Advance by telex, cable or facsimile, delivered to the Agent's office at 100 Federal Street, Boston, Massachusetts 02110, Attention: Commercial Loan Services, Mail Stop: 74-02-05, or by electronic transmission through systems established by the Agent not later than 11:00 a.m. (Boston time) on the proposed Drawdown Date or the date established in ss. 2.1.5(c) if applicable, or by such other standard procedures agreed upon by Borrower and the Agent. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each such notice (other than electronic notices) delivered by Borrower shall be in the form of the Request for Advance attached as Exhibit B, and shall specify the aggregate principal amount of an Advance of the Revolving Credit Loans requested. Each such notice shall obligate Borrower to accept the Advance of the Revolving Credit Loans requested from the Agent on the proposed Drawdown Date therefor. Whenever there is an Obligation due and payable, the Agent may (but shall not be required to) make an Advance for a Revolving Credit Loan in the amount of such Obligation and apply the proceeds of the Revolving Credit Loan to the payment of the Obligation, provided that the Agent shall promptly notify Borrower of such Loan and the application of proceeds thereof.

      ss.2.1.5 Manner of Borrowing and Disbursement of Loans.

            (a) Choice of Interest Rate. etc. Any Advance shall, at the option of Borrower, be made either as a Base Rate Advance or as a Eurodollar Advance or a Daily Eurodollar Advance; provided, however, that (i) if Borrower fails to give the Agent notice in writing or by electronic transmission through systems established by the Agent specifying whether an Advance is to be repaid or reborrowed on a Payment Date, such Advance shall be repaid and then reborrowed as a Base Rate Advance on the Payment Date, and (ii) Borrower may not select a Eurodollar Advance or a Daily Eurodollar Advance (A) with respect to an Advance, the proceeds of which are to reimburse the Agent pursuant to ss.2.2 hereof, or (B) if, at the time of such Advance, a Default or Event of Default has occurred and is continuing. Any notice given to the Agent in connection with a requested Advance hereunder shall be given to the Agent prior to 11:00 a.m. (Boston time) in order for such Business Day to count toward the minimum number of Business Days required. The Agent shall, upon reasonable request of Borrower from time to time, provide to Borrower such information with regard to the Eurodollar Rate as may be so requested.

            (b) Ease Rate Advances and Daily Eurodollar Advances.

                  (i) Initial and Subsequent Advances. Borrower shall give the
            Agent in the case of Base Rate Advances not later than 11:00 a.m. (Boston time) on the date of a proposed Advance, irrevocable prior notice by telephone or telecopy and shall confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by Borrower to confirm any notice by telephone or telecopy with a Request for Advance shall not invalidate any notice so given.

                  (ii) Repayments and Reborrowings. Borrower may repay or prepay a Base Rate Advance and (a) at any time reborrow all or a portion of the principal amount thereof as one or more Base Rate Advances, (b) upon two (2) Business Days' irrevocable prior written notice to the Agent, reborrow all or a portion of the principal thereof as one or more Eurodollar Advances, or (c) not reborrow all or any portion of such Base Rate Advance. Upon the date indicated by Borrower, such Base Rate Advance shall be so repaid and, as applicable, reborrowed.

                  (iii) Limitations as to Base Rate Advances. Each Base Rate
            Advance shall be in a principal amount of no less than $100,000 and in integral multiples of $50,000. Requests for any Base Rate Advance may be made daily (but only once a day), provided Borrower satisfies all notice requirements as provided for herein.

                  (iv) Daily Eurodollar Advances. Daily Eurodollar Advances
            shall be governed by the same terms and conditions that govern Base Rate Advances set forth in this ss. 2.1.5.

            (c) Eurodollar Advances.

                  (i) Initial and Subsequent Advances. Borrower shall give the
            Agent in the case of

            Eurodollar Advances two (2) Business Days' irrevocable prior notice by telephone or telecopy provided such notice must be given between the hours of 9:00 a.m. and 12:00 p.m. Boston time and on such second Business Day prior to the proposed funding and shall immediately confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by Borrower to confirm any notice by telephone or telecopy with a Request for Advance shall not invalidate any notice so given. The Agent, whose determination shall be conclusive, shall determine the Eurodollar Basis as of the second (2nd) Business Day prior to the date of the requested Advance and shall promptly notify Borrower of the same and Borrower shall promptly confirm in writing receipt of such notification. Upon receipt of such notice from Borrower, the Agent shall promptly notify each Bank by telephone or telecopy of the contents thereof.

                  (ii) Procedures After Repayment. of Eurodollar Advance. Two
            (2) Business Days prior to each Payment Date for a Eurodollar Advance, Borrower shall give the Agent written notice specifying whether all or a portion of any Eurodollar Advance outstanding on the Payment Date (a) is to be repaid and then reborrowed in whole or in part as a new Eurodollar Advance, in which case such notice shall also specify the Eurodollar Advance Period which Borrower shall have selected for such new Eurodollar Advance, (b) is to be repaid and then reborrowed in whole or in part as a Base Rate Advance, or (c) is to be repaid and not reborrowed. Upon such Payment Date such Eurodollar Advance will, subject to the provisions hereof, be so repaid and, as applicable, reborrowed.

                  (iii) Limitations as to Eurodollar Advances. Each Eurodollar
            Advance shall be in a principal amount of no less than $100,000 and in integral multiples of $50,000, and at no time shall the aggregate number of all Eurodollar Advances then outstanding exceed five (5). Requests for Eurodollar Advances may be made daily (but only once a day) provided Borrower satisfies all notice requirements as provided for herein.

                  (iv) Reimbursement. Whenever any Bank shall actually incur any losses or out-of-pocket expenses in connection with (i) failure by Borrower to borrow any Eurodollar Advance after having given notice of its intention to borrow (whether by reason of the election of Borrower not to proceed or the non-fulfillment of any conditions precedent), or (ii) prepayment of any Eurodollar Advance in whole or in part, for any reason, Borrower agrees to pay to such Bank, upon such Bank's demand, an amount sufficient to compensate such Bank for all such losses and out-of-pocket expenses. Such Bank's good faith determination of the amount of such losses and out-of-pocket expenses, absent manifest error, shall be binding and conclusive. The Bank shall provide a copy of the determination of such amount to Borrower showing in reasonable detail the calculation of the amount thereof.

            (d) Notification of Banks. Upon receipt of a (i) Request for Advance or a telephone or telecopy request for Advance, (ii) notification that a draw has been made under any Letter of Credit, or (iii) notice from Borrower with respect to any outstanding Advance prior to the Payment Date for such Advance, the Agent shall promptly notify each Bank by telephone or telecopy of the contents thereof and the amount of each Bank's portion of any such Advance. Each Bank shall, not later than 3:00 p.m. (Boston time) on the date specified for such Advance in such notice, make available to the Agent at the Agent's office, or at such account as the Agent shall designate, the amount of such Bank's portion of the Advance in immediately available funds.

            (e) Disbursement. Prior to 3:00 p.m. (Boston time) on the date of an Advance hereunder, the Agent shall, subject to the satisfaction of the conditions set forth in ss.2.1.5(d) hereof disburse the amounts made available to the Agent by the Banks in like funds by transferring the amounts so made available by deposit into the Borrower's account maintained with BKB or by wire transfer pursuant to the Borrower's instructions. Unless the Agent shall have received notice from a Bank prior to 11:00 a.m. (Boston time) on the date of any Advance that such Bank will not make available to the Agent such Bank's ratable portion of such Advance, the Agent may assume that such Bank has made or will make such portion available to the Agent on the date of such Advance and the Agent may, in its sole discretion and in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent such Bank shall not have so made such ratable portion available to the Agent, such Bank agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Agent, (x) for the first two Business Days, at the rate on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, and (y) thereafter, at the Base Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's portion of the applicable Advance for purposes of this Agreement and if both such Bank and Borrower shall pay and repay such corresponding amount, the Agent shall promptly relend to Borrower such corresponding amount. If such Bank does not repay such corresponding amount immediately upon the Agent's demand therefor, the Agent shall notify Borrower and Borrower shall immediately pay such corresponding amount to the Agent. The failure of any Bank to fund its portion of any Advance shall not relieve any other Bank of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Bank shall be responsible for any such failure of any other Bank. In the event that a Bank for any reason fails or refuses to fund its portion of an Advance in violation of this Agreement, then, until such time as such Bank has funded its portion of such Advance, or all other Banks have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Advance, such non-funding Bank shall (i) have no right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document, and (ii) shall not be entitled to receive any payments of principal, interest or fees from the Agent (or the other Banks) in respect of its Loans, which amounts may be applied by the Agent for the benefit of the Agent and the other Banks in accordance with the provisions of Section 13.5(c) and thereafter in a manner determined by the Agent in its sole discretion.

      ss.2.1.6 Interest. Interest on the principal amount of all Advances outstanding from time to time shall bear interest payable as follows:

            (a) On Base Rate Advances. Interest on each Base Rate Advance shall be computed for the actual number of days elapsed on the basis of a hypothetical year of 360 days and shall be payable in arrears on the first day of each calendar month, commencing on the first day of the month for the month following the Closing Date. Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date. Interest shall accrue and be payable on each Base Rate Advance made with respect to the Revolving Credit Loans at the simple per annum interest rate equal to the Base Rate.

            (b) On Eurodollar Advances. Interest on each Eurodollar Advance shall be computed on the basis of a hypothetical 360-day year for the actual number of days elapsed and shall be payable in arrears on the first day of each calendar month, commencing on the first day of the month for the month following the Closing Date. Interest on Eurodollar Advances then outstanding shall also be due and payable on the Maturity Date. Interest shall accrue and be payable on each Eurodollar Advance made with respect to the Revolving Credit Loans at a rate per annum equal to (A) the Eurodollar Basis applicable to such Eurodollar Advance, plus (B) one and one-half percent (1.50%); and

            (c) On Daily Eurodollar Advances. Interest on each Daily Eurodollar Advance shall be computed for the actual number of days elapsed on the basis of a hypothetical year of 360 days and shall be payable in arrears on the first day of each calendar month, commencing on the first day of the month for the month following the Closing Date. Interest on Daily Eurodollar Advances then outstanding shall also be due and payable on the Maturity Date. Interest shall accrue and be payable on each Daily Eurodollar Advance made with respect to the Revolving Credit Loans at the simple per annum interest rate equal to the sum of (A) the Daily Eurodollar Rate, plus (B) one and one-half percent (1.50%).

Promptly after calculating the amount of interest then due and owing, the Agent shall provide a written statement to Borrower, with a copy to the Banks, showing the basis for such calculation.

      ss.2.1.7 Interest on Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder and under the other Loan Documents shall bear interest at a rate per annum equal to four percent (4%) above the Base Rate, compounded daily (to the extent permitted by applicable law) and payable on demand, to accrue from the due date thereof until the obligation of Borrower with respect to the payment thereof shall be discharged, whether before or after judgment.

      ss.2.1.8Funds for Revolving Credit Loans. Not later than 3:00 p.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at its Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by ss.ss. 7 and 8 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Revolving Credit Loans. The disbursement procedures set forth in Subsection 2.1.5(e) shall be applicable to Drawdowns under this Section.

      ss.2.2 Letters of Credit.

      ss.2.2.1 Issuance of Letters of Credit. Subject to the terms and conditions set forth in this Agreement and the applicable Reimbursement Agreement, upon the written request of Borrower to the Agent and the execution and delivery of a Reimbursement Agreement by Borrower to the Agent, the Agent, on behalf of the Banks, agrees to issue with pro rata participation by the Banks, on the Closing Date or on any Business Day thereafter prior to the Maturity Date, one or more irrevocable stand-by Letters of Credit: provided, however, that (1) the aggregate Maximum Drawing Amount at any one time outstanding shall not exceed the lesser of (x) 50.0% of the Scheduled Commitment Amount then in effect or (y) $24,000,000; and (ii) the sum of (x) the Maximum Drawing Amount and (y) Outstanding Revolving Credit Loans shall not at any time exceed the Maximum Commitment Amount. Each written request for the issuance of a Letter of Credit hereunder shall be received by the Agent at least three (3) Business Days prior to the proposed date of issuance. The expiry dates, amounts and beneficiaries of the Letters of Credit will be as agreed by Borrower and the Agent, and each Letter of Credit shall be in a form acceptable to Borrower and the Agent, except that no Letter of Credit shall have an expiry date later than the earlier of (i) the date one year after the date of issuance of such Letter of Credit (which may be subject to renewal for a renewal period ending not later than the date one year after the original or any subsequent expiry date) or (ii) the Maturity Date. Each Letter of Credit shall be issued pursuant to a Reimbursement Agreement to be entered into between Borrower and the Agent (for the accounts of the Banks); provided, however, that to the extent that the terms and conditions of any Reimbursement Agreement are in conflict with or are inconsistent with the terms and conditions of this Agreement, the obligations of the Agent, the Banks and Borrower with respect to Letters of Credit shall be governed by the terms and conditions of this Agreement. The reimbursement agreements required under this section may be accomplished by the execution and delivery by Borrower of the amended and restated reimbursement agreement which affects all letters of credit issued hereunder.

      ss.2.2.2 Effects of Drawings. Upon each drawing under a Letter of Credit, the unreimbursed amount of the drawing shall automatically be converted into a Revolving Credit Loan, made on the date of such drawing. The liability of Borrower under this Agreement to repay the Banks in respect of drawings under Letters of Credit shall be Obligations under this Agreement and such liability shall rank pari passu with the obligations of Borrower to repay all other Revolving Credit Loans hereunder.

      ss.2.2.3 Bank Credit Facility. This Agreement, the Obligations and the Commitment are intended to constitute the "Bank Credit Facility" under the New Indenture and "Senior Bank Indebtedness" under the Original Indenture. This Agreement represents an amendment and restatement of the "New Working Capital Facility" under the Original Indenture and the "Bank Credit Facility" under the New Indenture.

      ss.3 MAXIMUM COMMITMENT AMOUNT; REDUCTION AND INCREASE.

      ss.3.1 Automatic Reductions. The "Maximum Commitment Amount" at any time of determination shall be equal to the lesser of (i) the Borrowing Base minus all amounts outstanding under the 1998 Senior Notes or (ii) the sum of the several Commitments of the Banks as shown on Schedule 1 hereto, such sum not to exceed $60,000,000, subject to ss.2.1.1 and ss.3.3 below (the "Scheduled Commitment Amount"). If, at any time, the amount in (i) above is less than the amount Outstanding hereunder, Borrower shall make mandatory payments to the Agent in such amount as necessary to reduce the amount outstanding to the Maximum Commitment Amount.

      ss.3.2 Optional Reductions. Borrower may at any time and from time to time upon five (5) Business Days' written notice to the Agent permanently reduce the Scheduled Commitment Amount, by the amount specified in such notice. Upon the effective date of any such reduction, Borrower agrees to pay to the Agent, for the accounts of the Banks, the full amount of any Commitment Fee then accrued on the amount of the reduction. No reduction of any Scheduled Commitment Amount of the Banks shall be subject to reinstatement.

      ss.3.3 Increase in Commitment Amount. Borrower may request, by notice to the Agent, the Agent's approval of an increase of the Maximum Commitment Amount, from $60,000,000 to an amount not to exceed $100,000,000. Such approval shall be granted in the sole and absolute discretion of the Agent. The Commitment of any Bank shall not be increased without its consent. Borrower shall execute such documents and instruments as the Agent may request in order to evidence the increase of the Commitment. The Agent will promptly send each Bank an amended
Schedule 1.

      ss.3.4 Overline Amount. At such time as the Borrower would otherwise be entitled to an Advance, but the amount of the Obligations is equal to the Maximum Commitment Amount, then, in such event, the Borrower shall have the right to an Overline Advance in the additional aggregate amount of up to the then available Overline Amount in the same manner and upon the same terms as a Daily Eurodollar Advance with the following exceptions:

                  (a) All Overline Advances shall bear interest at Daily Eurodollar Rate plus 162.5 basis points;

                  (b) The Overline Advance shall be funded by the Agent for the benefit of any Banks participating in the Overline Amount;

                  (c) Any Overline Advance shall be used for working capital purposes;

                  (d) All amounts outstanding as Overline Advances, when taken together with the other Obligations, shall be permitted as a borrowing under the Borrowing Base; and

                  (e) During any fiscal year of Borrower, any and all Overline Advances shall only be made during a onetime period of 120 consecutive days.

      The Borrower shall be entitled to two (2) Overline Advances in any calendar month. Any amounts received by the Agent during a period when any portion of the Overline Amount is outstanding shall be, in the ordinary course, paid first in accordance with ss.14 and thereafter shall be applied to all accrued interest on the Overline Amount and then in reduction of the Overline Amount prior to payment of any amounts to the Banks with respect to the Obligations. However, if an Event of Default has occurred and is continuing, the Overline Advances shall be paid pari passu with the other Obligations. In any event, Borrower shall make mandatory payments of all amounts outstanding of the Overline Amount together with all accrued and unpaid interest thereon to BKB on the first day of each calender month.

      ss.4 FEES.

      ss.4.1 Commitment Fee. Borrower agrees to pay to the Agent, for the respective accounts of the Banks in accordance with their respective Commitment Percentages, a commitment fee (the "Commitment Fee") calculated at the rate of three-eights of one percent (.375%) per annum on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Maturity Pate by which the Scheduled Commitment Amount (as the same may have been reduced pursuant to ss.3.2 above or increased pursuant to ss.3.3) exceeds the sum of (i) aggregate amount of Outstanding Revolving Credit Loans, and (ii) the Maximum Drawing Amount during such period. The Commitment Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter for the immediately preceding calendar quarter, commencing on the first such date after the Closing Date and ending with a final payment on the Maturity Date. Promptly after calculating each payment due in respect of the Commitment Fee as aforesaid, the Agent shall deliver a written statement to Borrower showing the basis therefor with a copy to the Banks.

      ss.4.2 Letter of Credit Fees. Borrower shall pay to the Agent quarterly in advance a fee (the "Letter of Credit Fee") for each Letter of Credit issued pursuant to this Agreement to be calculated at the rate of one percent (1%) per annum on that portion of the Maximum Drawing Mount attributable to such Letter of Credit which fee shall be deemed earned upon receipt, plus the Agent's customary issuance and amendment fees, payable in accordance with the Agent's customary practice. The Letter of Credit Fee shall be payable quarterly in advance on the date of issuance and pro rated to the end of the current calendar quarter and thereafter payable on the first day of each subsequent quarter for the stated term of each such Letter of Credit and upon the date of any renewal, and thereafter quarterly in advance, for the renewal term of any Letter of Credit. The Agent shall disburse to the Banks on a pro rata basis their portion of the Letter of Credit Fee received from Borrower calculated at the rate of seventy-five hundredths percent (.75%) per annum, giving no consideration to any issuance or amendment fees.

      ss.4.3 Agent's Fee. Borrower agrees and is obligated to pay that separate fee (the "Agent's Fee") as agreed to between Borrower and the Agent in that separate fee letter agreement (the "Fee Letter") dated of even date.

      ss.4.4 Renewal Fee. Borrower shall pay to the Agent for the benefit of the Banks a renewal fee (the "Renewal Fee") as agreed to between Borrower and the Agent in the Fee Letter.

      ss.5 COMPUTATIONS AND INTEREST LIMITATION.

      ss.5.1 Computations. All computations of interest on the Loans, the Commitment Fee, the Agent's Fee and the Letter of Credit Fees shall be based on a 360-day year and paid for the actual number of days elapsed. Whenever a payment hereunder becomes due on a day which is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension for purposes of calculating such interest or fees in subsequent periods. The Outstanding amount of the Loans as reflected on the Agent's statement of the Loan account from time to time shall be considered prima facie evidence of such amounts.

      ss.5.2 Interest Limitation. Notwithstanding any other term of this Agreement or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any person liable hereunder by the Agent shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law, so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any person liable therefor such lawful maximum, and any term of this Agreement or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.

      ss.6 REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to the Banks and the Agent as follows

      ss.6.1 Existence, Etc.

            (a) Borrower is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Virginia and is qualified to do business and in good standing in the States of Delaware, Maryland, New Jersey, North

      Carolina, New York, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia. Further, Borrower and each of the Restricted Subsidiaries are each qualified to do business and are in good standing and have taken all actions which, by reason of its ownership of property or carrying on of business, are required to be taken by it under the laws of any jurisdiction in which the failure to so qualify may have an adverse effect on the business, assets or financial condition of Borrower and the Restricted Subsidiaries taken as a whole, or on the ability of Borrower to perform its obligations under the Loan Documents.

            (b) Borrower has all requisite power and authority and has full legal right to enter into each of the Loan Documents to which it is or is to become a party, to perform, observe and comply with all of its agreements and obligation, under each of such documents. Borrower has all requisite power and authority and full legal right to make all of the borrowings and obtain the extensions of credit contemplated by this Agreement.

            (c) Borrower has no Subsidiaries other than as listed on Schedule 6.1(c).

      ss.6.2 Business Activity.

            (a) Since the Balance Sheet Date, Borrower has conducted its business in the ordinary course.

            (b) Except as disclosed on Schedule 6.2(b) hereto, Borrower does not own or hold of record and/or beneficially (whether directly or indirectly) any shares of any class in the capital of any corporations, nor any legal and/or beneficial interests in any partnership, business trust or joint venture or in any other unincorporated trade or business enterprise.

      ss.6.3 Authority, Etc. The execution and delivery by Borrower of each of the Loan Documents executed and delivered on the Closing Date, the performance of all of its agreements and obligations under each of such documents, and the making by Borrower of all of the borrowings contemplated by this Agreement, are within the corporate authority of Borrower, have been duly authorized by all necessary corporate action and do not and will not, with respect to Borrower,
(i) contravene any provisions of its certificate of incorporation (or other charter documents), by-laws or any stock provisions, or any amendment thereof, or (ii) with such exceptions, if any, as do not and will not materially and adversely affect the Borrower's assets, operations or financial condition or affect in any respect the enforceability against Borrower of the Loan Documents, conflict with, or result in a breach of any term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of Borrower's properties under any agreement, trust deed, indenture, mortgage or other instrument to which Borrower is a party or by which any of its properties is bound or affected or (iii) with such exceptions, if any, as do not and will not materially and adversely affect the Borrower's assets, operations or financial condition or affect in any respect the enforceability against Borrower of the Loan Documents, violate or contravene in any respect any provision of any law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, agency or official or (iv) require any waiver, consent or approval by any of the creditors or stockholders of Borrower which has not been obtained or (v) require any approval, consent, order, authorization or license by, or giving notice to, or taking any other action (other than (A) such approvals, consents, orders and authorizations that have been obtained and (B) such action as may be required to perfect liens and security interests), with respect to, any governmental or regulatory authority or agency under any provision of any law applicable to Borrower the absence of which could have a material adverse effect upon the Borrower's assets, operations or financial condition or which could affect the enforceability against Borrower of the Loan Documents.

      ss.6.4 Binding Effect of Documents. Borrower has duly executed and delivered each of the Loan Documents and each of such documents is in full force and effect. The agreements and obligations of Borrower contained in each of the Loan Documents constitute legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms, except to the extent enforceability is affected by bankruptcy and insolvency laws and other laws affecting the rights of creditors generally.

      ss.6.5 No Events of Default, Etc.

            (a) No Default or Event of Default has occurred and is continuing.

            (b) Borrower is not (i) in default under any provision of its charter, by-laws, or stock provisions or (ii) with such exceptions, if any, as do not and will not materially and adversely affect the Borrower's assets, operations or financial condition or affect in any respect the enforceability against Borrower of the Loan Documents, in default under any indenture, instrument or agreement by which it is bound, or in violation in any respect of any applicable law, order, regulation, ruling or requirement of any court or public body or authority by which it or its properties are bound or affected.

      ss.6.6 Chief Executive Offices. The chief executive offices of Borrower are located at 7601 Lewinsville Road, Suite 300, McLean, Virginia 22102.

      ss.6.7 Financial Statements; Solvency.

            (a) Borrower has furnished to the Banks its audited Consolidated Balance Sheet as of December 31, 1997 (the "Balance Sheet Date") and its unaudited Consolidated Balance Sheet as of March 31, 1998 and its unaudited Consolidated Statement of Operations for the three months ended March 31, 1998.

            (b) The balance sheet and operating statements described above (i) have been prepared in conformity with generally accepted accounting principles applied, except as otherwise stated therein, on a consistent basis through the periods specified and (ii) present fairly the financial position of Borrower and its Subsidiaries as at the dates thereof.

            (c) Each of Borrower, on the one hand, and its Subsidiaries, on the other hand, (after giving effect to the transaction contemplated hereby), is solvent, has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

      ss.6.8 Changes; None Adverse. Since the Balance Sheet Date, there has not been any materially adverse change in the financial condition, assets, or results of operations of Borrower or any of the Restricted Subsidiaries. None of Borrower or any of the Restricted Subsidiaries is a party to any contract or agreement the performance of which could reasonably be expected to have a material adverse effect on its financial condition, assets or operations.

      ss.6.9 Mortgages and Liens. None of the property, assets, income or revenues of any character of Borrower or any Restricted Subsidiary is subject to any mortgage, lien, pledge, charge, security interest, defect, restrictions on transfer or assignment thereof or other encumbrance of any kind, other than mortgages, liens, pledges, charges, security interests, defects and other encumbrances expressly permitted by ss.9.19 of this Agreement.

      ss.6.10 Indebtedness. Borrower and the Restricted Subsidiaries have no Indebtedness other than Indebtedness expressly permitted by ss.9.6 of this Agreement.

      ss.6.11 Litigation. Except as and to the extent described in the Annual Report on Form 10-K of Borrower for the fiscal year ended December 31, 1997, and except for such actions, suits or proceedings that would not have a material adverse effect on the Borrower's or any Restricted Subsidiary's assets, operations or financial condition or affect in any respect the enforceability against Borrower or any Restricted Subsidiary of the Loan Documents, there is no pending or threatened action, suit, or proceeding before any court, governmental or regulatory authority, agency, commission, or board of arbitration against Borrower or any Restricted Subsidiary.

      ss.6.12 Taxes. Each of Borrower and each Restricted Subsidiary have filed all federal and (with such exceptions, if any, as do not relate to a material amount of taxes) all state and local tax returns required to be filed by it and has paid, or has made reasonable provision for payment of, all taxes which have or shall become due and payable pursuant to any of the said returns or pursuant to any matters heretofore raised by audits or for other reasons known to it, except for taxes the amount, applicability, or validity of which are currently being contested by it in good faith by appropriate proceedings and with respect to which it has set aside on its books adequate reserves.

      ss.6.13 Liens.

            (a) No financing statement which names Borrower or any Restricted Subsidiary as a debtor has been filed and is in effect in any jurisdiction in the United States pursuant to Article 9 of the Uniform Commercial Code of any State (and Borrower has not signed any financing statement or any security agreement which is in effect authorizing any secured party thereunder to file any such financing statement in any such jurisdiction) other than those financing statements or security agreements with respect to liens, security interests and other encumbrances permitted by ss.9.19 hereof.

            (b) No mortgages, chattel mortgages, assignments, statements of assignment, security agreements or deeds of trust have been filed or recorded and are in effect with respect to any part of the property or assets of Borrower or any Restricted Subsidiary except for mortgages and security agreements which are permitted by the provisions of ss.9.19 hereof.

      ss.6.14 ERISA compliance; Severance Obligations.

            (a) Schedule 6.14(a) hereto lists each pension plan (as defined in ss.3(2) of ERISA) established or assumed or maintained, or to which contributions are made by Borrower or any Person which is a member of the same controlled group, or under common control (within the meaning of ss.414(b) or (c) of the Code or ss.4001(b)(1) of ERISA), with any of the foregoing as of the date hereof (each such plan being referred to herein as a "Pension Plan"). No such Pension Plan is a multiemployer plan (as defined in ss.4001(a)(3) of ERISA) and each Pension Plan is, and has at all times been, in compliance in all material respects with the applicable provisions of ERISA and the Code, including without limitation any minimum funding requirements applicable with respect to such Pension Plan under ss.412 of the Code. Schedule 6.14(a) hereto lists each reportable event within the meaning of ss.4043 of ERISA and the regulations promulgated thereunder with respect to any

      Pension Plan which occurred after 1986 and for which the requirement of notice to the Pension Benefit Guaranty Corporation (the "PBGC") has not been waived by the PBGC.

            (b) Schedule 6.14(b) hereto lists each welfare plan (as defined in ss.3(1) of ERISA) established or assumed or maintained, or to which contributions are made, by Borrower (each such plan being referred to herein as "Welfare Plan") as of the date hereof. No such Welfare Plan is a multiemployer plan and each Welfare Plan is, and has at all times been, in compliance in all material respects with the applicable provisions of ERISA and the Code. Except as set forth in Schedule 6.14(b), Borrower does not have any material liability for post-retirement benefits provided or to be provided to employees under any Welfare Plan, except to make available coverage in satisfaction of the provisions regarding employee benefit plans set forth in the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

            (c) On the date hereof, there is no unfulfilled obligation on the part of Borrower to make any material contribution with respect to either the Pension Plans or the Welfare Plans.

            (d) The execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby will not involve any prohibited transaction within the meaning of ERISA with respect to the Pension Plans or the Welfare Plans which would have a material adverse effect on the business, operations or financial condition of Borrower.

            (e) Schedule 6.14(e) hereto describes the nature and amount of all obligations of Borrower to make severance payments or provide post-employment benefits pursuant to any contract or other arrangement with any of its employees, officers or directors (other than the Pension Plans and Welfare Plans).

      ss.6.15 Other Representations. Each of the representations and warranties made by Borrower in any of the Loan Documents was true and correct in all material respects when made and continues to be true and correct in all material respects on the Closing Date, except to the extent that any of such representations and warranties have been affected by the consummation of the transactions contemplated and permitted or required by the Loan Documents.

      ss.6.16 Disclosure. No representation or warranty made by Borrower in this Agreement or in any agreement, instrument, document, certificate, statement or letter furnished to the Agent by or on behalf of Borrower in connection with any of the transactions contemplated by any of the Loan Documents contains any untrue statement as of the date thereof of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.

      ss.6.17 Molding Company and Investment Company Acts, Borrower is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it a "registered investment company", or an "affiliated company" or a "principal underwriter" of a "registered investment company, as such terms are defined in the Investment Company Act of 1940, as amended.

      ss.6.18 Regulations U and X. The proceeds of the Loans shall be used by Borrower solely for the purposes specified in ss.9.4. No portion of any Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

      ss.6.19 Fiscal Year. Borrower has a fiscal year ending December 31 of each year.

      ss.6.20 Compliance With Certain Environmental Laws and Laws Pertaining to Land Sales.

      (a) Except as shown on Schedule 6.20 hereto, Borrower has not received notice nor does it otherwise have knowledge that it is in violation in any respect of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response,

Compensation and Liability Act of 1980 ("CERCLA"), the Federal Water pollution Control Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Flood Disaster Protection Act of 1973, or any state statute, regulation, or administrative order addressing subjects the same as or comparable to those covered by such enumerated federal statutes.

      (b) Except as otherwise disclosed on Schedule 6.20 hereto, Borrower has not received notice that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA. with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); nor has Borrower received any notification that hazardous substances (as defined under CERCLA) it has disposed of have been found in any site at which a federal or state agency is conducting a remedial investigation or other action pursuant to RCRA, CERCLA or any state statute, regulation, or administrative order addressing subjects the same as or comparable to those statutes.

      (c) Except as disclosed on Schedule 6.20 hereto, to the best of Borrower's knowledge no portion of the properties of Borrower has been used for the handling, processing, storage or disposal of "hazardous wastes" except in compliance with all applicable laws and no underground tank or other underground storage receptacle for hazardous chemicals (as defined in ss.311(e) of CERCLA) is located on any properties of Borrower.

      (d) Except as disclosed on Schedule 6.20, neither Borrower nor, to the best of the knowledge of Borrower, any of its directors, officers, agents or employees has now or at any time in the past, been given notice that it was, in violation of (1) the Interstate Land Sales Full Disclosure Act (the "Interstate Land Sales Act") or similar laws pertaining to land sales in any state in which Borrower owns, sells, transfers, manages, operates, develops or otherwise disposes of real property (ii) any federal or state securities law, (iii) the federal Truth in Lending Act (including regulations written under such Act by the Board of Governors of the Federal Reserve System) or any similar state statute, (iv) the federal Equal Credit Opportunity Act (including regulations written under such Act by the Board of Governors of the Federal Reserve System) or any similar state statute, or (vi) any judgment, decree, order, law, license, rule or regulation arising under such statutes or with respect to the matters covered thereby.

      ss.6.21 Insurance. The policies of insurance or certificates of insurance furnished to the Agent with respect to the business and properties of Borrower, as described on Schedule 6.21 hereto, are in full force and effect and no notice of cancellation or non-renewal has been received with respect thereto.

      ss.6.22 Compliance with Indentures. Neither Borrower's entering into this Agreement, nor anything contained herein, violates any covenants contained in the Original Indenture or the New Indenture nor results or shall result in a Default or Event of Default thereunder.

      ss.6.23 Stock Ownership. (a) Borrower owns all of the stock of the Restricted Subsidiaries as of the Closing Date and no Person other than Borrower owns any ownership, beneficial or pledged interest in any Restricted Subsidiary, except as provided in the Original Indenture.

      (b) Borrower owns all of the Stock of NVRMF as of the Closing Date and no Person other than Borrower owns any ownership, beneficial or pledged interest in NVRMF.

      ss.7 CONDITIONS TO THE FIRST LENDING. The obligations of the Banks to make the first Advance for a Revolving Credit Loan or of the Agent to issue any Letters of Credit to be issued on the Closing Date for the account of Borrower hereunder shall be subject to the satisfaction, prior thereto or concurrently therewith, of each of the following conditions precedent:

      ss.7.1 Loan Documents, Etc. Each of the Loan Documents shall have been duly and properly authorized, executed and delivered by the respective party or parties thereto and shall be in full force and effect on and as of the Closing Date. Executed original counterparts of each of the Loan Documents shall have been furnished to the Agent.

      ss.7.2 Legality of Transactions. No change in applicable law shall have occurred as a consequence of which it shall have become and continue to be unlawful (a) for any of the Banks or the Agent to perform any of the agreements or obligations under any of the Loan Documents to which any of them is a party on the Closing Date or (b) for Borrower to perform any of its agreements or obligations under any of the Loan Documents.

      ss.7.3 Representations and Warranties. Each of the representations and warranties made to the Banks and the Agent by or on behalf of Borrower and the Restricted Subsidiaries in this Agreement or the other Loan Documents shall be true and correct in all material respects when made, shall, for all purposes of this Agreement, be deemed to be repeated on and as of the Closing Date, and shall be true and correct in all material respects on and as of such date.

      ss.7.4 Performance, Etc. Borrower shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in any of the Loan Documents which are required to be performed on or prior to the Closing Date. No event shall have occurred and be continuing on the Closing Date, and no condition shall exist on the Closing Date, which constitutes a Default or an Event of Default.

      ss.7.5 Certified Copies of Certain Documents. The Agent shall have received from Borrower copies, certified by its corporate secretary to be true and complete on the Closing Date, of the Certificate of Incorporation and by-laws of Borrower.

      ss.7.6 Proof of Action by Borrower. The Agent shall have received copies, certified by the corporate secretary of Borrower to be true and complete on the Closing Date, of the records of all actions taken by its directors and shareholders as may be required to authorize (a) its execution and delivery of each of the Loan Documents to which it is a party, (b) its performance of all of its agreements and obligations under each of such documents, and (c) the borrowings and other transactions contemplated by this Agreement.

      ss.7.7 Incumbency Certificate. The Agent shall have received from Borrower an incumbency certificate, dated the Closing Date, signed by its corporate secretary and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign on its behalf each of the Loan Documents to which it is or is to become a party; (ii) to make application for the Loans or the issuance of

Letters of Credit; and (iii) to give notices and to take any other action on its behalf under the Loan Documents.

      ss.7.8 Proceedings and Documents. All corporate, governmental and other proceedings in connection with the transactions contemplated by the Loan Documents and all instruments and documents incidental thereto, shall be in form and substance reasonably satisfactory to the Agent and the Agent shall have received all such counterpart originals or certified or other copies of all such instruments and documents as the Agent shall have reasonably requested. With respect to the Letters of Credit issued on the Closing Date, if any, Borrower shall have duly authorized, executed and delivered to the Agent a Reimbursement Agreement.

      ss.7.9 Fees. Borrower shall have complied with its obligation under ss.ss.4.1, 4.2, 4.3 and 4.4 to pay the Commitment Fee, the Letter of Credit Fees (if applicable), and the Agent's Fee, in addition to its obligation to pay any fees or other charges, if any, then due under the Loan Documents.

      ss.7.10 Legal Opinions. The Agent shall have received the written opinion, addressed to the Agent and the Banks and dated the Closing Date, from Hogan & Hartson L.L.P., Counsel to Borrower in the form acceptable to counsel to the Agent.

      ss.7.11 Borrowing Base Report. The Agent shall have received from Borrower on the first Business Day preceding the Closing Date a complete and accurate Borrowing Base Report as of the last Business Day of the preceding month (or the month preceding such month if the Closing Date occurs during the first nine days of the month).

      ss.7.12 Certificates of Insurance. The Agent shall have received (i) a certificate of insurance from an independent insurance broker dated as of the Closing Date, or within fifteen (15) days prior thereto, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance to be obtained in accordance with the provisions of this Agreement and (ii) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

      ss.7.13 Legal Fees. Borrower shall have paid in full all of the Agent's reasonable legal fees and expenses incurred in connection with this Agreement, and the other Loan Documents, for which preliminary statements have been presented. It is understood that appropriate adjustments will promptly be made after the Closing Date to more accurately reflect actual legal fees and expenses incurred by the Agent, as such fees and expenses shall be set forth in a detailed statement to be delivered at such time.

      ss.8 CONDITIONS TO SUBSEQUENT LOANS AND LETTERS OF CREDIT. The obligation of the Banks to make any Advances for Revolving Credit Loans subsequent to the first such Loan and to issue any Letter of Credit to be issued subsequent to the Closing Date pursuant to ss.2.2.1 shall be subject to the satisfaction of the following conditions precedent:

      ss.8.1 Legality of Transactions. It shall not be unlawful (a) for any of the Banks to perform any of the agreements or obligations under any of the Loan Documents to which any of them is a party on the Drawdown Date of such Loan or the date of issuance of such Letter of Credit other than those waived by Borrower, or (b) for each party other than the Banks and the Agent to perform any of their respective agreements or obligations under any of the Loan Documents to which any of them is a party on such date.

      ss.8.2 Representations and Warranties: No Default. Each of the representations and warranties made to the Banks and the Agent by or on behalf of Borrower or the Restricted Subsidiaries in this Agreement or any other Loan Documents shall be true and correct in all material respects when made and shall, for all purposes of this Agreement, be deemed to be repeated on and as of the date of the Borrower's Request for Advance for such Loan or request for the issuance of such Letter of Credit and on and as of the Drawdown Date of such Loan or the date of the issuance of such Letter of Credit, and shall be true and correct in all material respects on and as of each of such dates, except, in each case, as affected by other actions taken or other circumstances hereafter arising which are not in violation of the Loan Documents; and no Default or Event of Default shall have occurred and be continuing.

      ss.8.3 Performance, Etc. Borrower shall have duly and properly performed, complied with and observed in all material respects (excluding any breach which has been cured) its covenants, agreements, and obligations in all provisions of this Agreement, including, without limitation, those set forth in ss.9 hereof, and any of the other Loan Documents to which it is a party or by which it is bound on the Drawdown Date of such Loan or the date of the issuance of such Letter of Credit. No event shall have occurred on or prior to such date and be continuing, and no condition shall exist on such date, which constitutes a Default or an Event of Default.

      ss.8.4 Proceedings and Documents. Any corporate, governmental and other proceedings which are undertaken in connection with the transactions contemplated by such Loan or Letter of Credit and any instruments and documents incidental to such Loan or Letter of Credit shall be in form and substance reasonably satisfactory to the Agent, and the Agent shall have received all such counterpart originals or certified or other copies of all such instruments and documents as the Agent shall have reasonably requested. With respect to each Letter of Credit, Borrower shall have duly authorized, executed and delivered to the Agent a Reimbursement Agreement.

      ss.8.5 Payment of Fees. Borrower shall have complied with its obligations under ss.4 to pay any Commitment Fee, Letter of Credit Fee, Agent's Fee and any other amount payable hereunder at any time subsequent to the Closing Date and becoming due and payable on or before the Drawdown Date of such Loan or the date of the issuance of such Letter of Credit, provided, that the Agent will make Revolving Credit Loans to pay any such amounts due on any Drawdown Date, subject to the Borrower's satisfaction of all other conditions precedent to the Banks' obligation hereunder to fund any such request for Revolving Credit Loans.

      ss.9 COVENANTS OF BORROWER. Borrower covenants and agrees, so long as any Loan or Letter of Credit is Outstanding or the Banks have any obligation to make Loans or the Agent has an obligation to issue Letters of Credit hereunder, as follows:

      ss.9.1 Punctual Payment. Notwithstanding the Banks' right to make Revolving Credit Loans in the amount of any Obligation due hereunder, Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, and the Commitment Fee, Letter of Credit Fee, and all other fees and other amounts due and payable hereunder, all in accordance with the terms of this Agreement and any applicable Loan Document.

      ss.9.2 Business Activity. Borrower and the Restricted Subsidiaries shall at all times, and in all material respects, continue to conduct each of its business (i) in the ordinary course consistent with its past practices and (ii) in accordance with the policies and objectives set forth in the most recent business plan delivered to the Agent from time to time pursuant to ss.9.10(b) hereof.

      ss.9.3 Legal Existence, Etc. Borrower (i) will maintain its legal existence and good standing under the laws of the state of its incorporation and
(ii) will maintain its qualification to do business in the States of Delaware, Florida, Maryland, New Jersey, North Carolina, New York, Ohio, Pennsylvania, South Carolina, Tennessee and Virginia, so long as Borrower continues to do business or own property in such states. Each of Borrower and the Restricted Subsidiaries will maintain its qualification to do business in each other state in which the failure to do so would have a material adverse effect on its condition, financial or otherwise, and will maintain all of its rights and franchises, except where the failure to maintain such right or franchise would not have a material adverse effect on the conduct of its business.

      ss.9.4 Use of Loan Proceeds: Letters of Credit. Borrower shall use the proceeds of Advances for the Revolving Credit Loans solely to provide for the working capital needs of Borrower and Fox Ridge and to meet such other capital needs of Borrower as are provided for under this Agreement and to make Investments and Distributions to the extent expressly permitted under this Agreement.

      ss.9.5 Subordinated Debt. Borrower shall not enter into any debt which is subordinate to this Loan without the written consent of Agent and the execution of an intercreditor agreement in a form acceptable to the Agent, other than indebtedness between Borrower and NVRMF, subject to the limitations of ss.9.6 of this Agreement.

      ss.9.6 Indebtedness. Borrower will not and will not permit a Restricted Subsidiary to incur or permit to exist or remain outstanding any Indebtedness to any Person; provided, however, that each, unless otherwise specified below, may incur or permit to exist or remain outstanding;

            (a) Indebtedness arising under this Agreement or the other Loan Documents;

            (b) Indebtedness not otherwise provided for in this ss.9.6 in respect of obligations outstanding on the Closing Date but only to the extent specifically described on Schedule 9.6 annexed hereto;

            (c) Indebtedness of Borrower in respect of the 1993 Senior Notes and related guaranties by certain of the subsidiaries of Borrower;

            (d) Indebtedness secured by Permitted Liens;

            (e) Indebtedness representing an extension, renewal or refunding of any Indebtedness listed in Schedule 9.6 or permitted pursuant to clause
      (f) of this ss.9.6, to the extent that the aggregate outstanding amount thereof plus prepayment premiums, consent fees and expenses, is not increased thereby;

            (f) Indebtedness arising from intercompany advances from Borrower to a Restricted Subsidiary or among Restricted Subsidiaries or from a Restricted Subsidiary to Borrower to the extent not prohibited by this Agreement;

            (g) purchase money indebtedness, nonrecourse indebtedness and Indebtedness under capitalized Leases incurred after the Closing Date in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

            (h) unsecured Indebtedness of Borrower or Restricted Subsidiaries set forth on Schedule 9.6(h) hereto;

            (i) unsecured Indebtedness not permitted by any other clause of this ss.9.6 in an aggregate principal amount at any time outstanding not to exceed $10,000,000;

            (j) guarantees by Borrower or any Restricted Subsidiary of any Indebtedness permitted by any other clause of this ss.9.6;

            (k) Indebtedness of the Borrower to any Subsidiary of Borrower other than a Restricted Subsidiary in the aggregate amount not to exceed $20,000,000; provided that such indebtedness shall be expressly subordinated to the Obligations; and

            (l) the 1998 Senior Notes and the guarantee thereof by any Restricted Subsidiary; provided, however, that any Restricted Subsidiary that guarantees the 1998 Senior Notes shall also guarantee the Obligations hereunder on a pari passu basis.

      ss.9.7 Minimum Tangible Net Worth. Borrower and its Subsidiaries shall, as of December 31, 1997, have a Consolidated Tangible Net Worth of at least positive $45,000,000. Thereafter, on a quarterly basis, Borrower and its Subsidiaries shall have a Consolidated Tangible Net Worth of at least $45,000,000 plus fifty percent (50%) of cumulative, quarterly positive Net Income, plus one hundred percent (100%) of net proceeds of any equity issued (excluding performance stock awards and employee stock options). Borrower shall report Consolidated Tangible Net Worth to the Agent as of the last day of each fiscal quarter.

      ss.9.8 Debt Service Coverage. Borrower will not permit the ratio of EBITDA for any period of four consecutive quarters, to Debt Service Payments determined for any such period to be less than 2.0:1. For purposes of calculating the foregoing ratio, the impact of the 1998 Senior Notes shall be excluded until May 19, 1998.

      ss.9.9 Maximum Indebtedness Leverage Ratio. At all times, tested on a quarterly basis as of the last day of each fiscal quarter, the ratio of the amount of Indebtedness of Borrower and its Subsidiaries (other than NVRMF and its Subsidiaries) on a Consolidated basis to EBITDA for the four preceding fiscal quarters shall not be greater than 4.0:1.

      9.9 A. Total Liabilities. At all times, tested on a quarterly basis as of the last day of each fiscal quarter, Borrower shall not permit the ratio of Total Liabilities determined for any period to EBITDA for the four preceding fiscal quarters to be greater than 5.5:1. For purposes of the calculation of Total Liabilities under this Section, the liabilities of NVRMF and its Subsidiaries shall be excluded.

      ss.9.10 Financial Statements. Borrower will furnish or cause to be furnished financial statements and other reports to the Agent and the Banks as follows:

            (a) within 90 days after the close of each fiscal year, the Consolidated balance sheet and statement of operations for Borrower and its subsidiaries (collectively, the "Financial Statements") for such year, in reasonable detail, and, setting forth in comparative form the corresponding figures for the preceding year, prepared in accordance with GAAP consistently applied (except as otherwise disclosed therein), accompanied by a report and unqualified opinion on the Financial Statements of KPMG Peat Marwick, L.L.P., or such other independent certified public accountant of national standing selected by Borrower;

            (b) within 45 days after the close of each fiscal year, the business plan of Borrower, for the 12 month period commencing at the start of the then current fiscal year in form and level of detail consistent with the business plan previously furnished to the Agent by Borrower for calendar year 1995;

            (c) within forty-five (45) days after the end of each quarter, (i) the unaudited Consolidated balance sheet and statement of operations similar to those required by clause (a) above as of the end of such period and for such period then ended and for the period from the beginning of the current fiscal year to the end of such period prepared (except for the absence of footnotes) in accordance with GAAP consistently applied and certified on behalf of Borrower by its treasurer or other authorized financial officer, subject only to changes resulting from audit and normal year-end adjustments and (ii) the Borrower's management report which sets forth operating profit and asset information for each construction operating profit center in which Borrower is doing business separately and for all of the Borrower's operations as an entirety, as well as setting forth in comparative form, the corresponding current annual operating plan figures for such period;

            (d) with the delivery of each quarterly statement, a computation showing compliance with the covenants set forth in ss.9.6 and ss.9.33 hereof, and with the delivery of each quarterly statement referenced in (c) above, a computation showing compliance with the covenants set forth in ss.9.7, ss.9.8 and ss.9.9; all certified on behalf of Borrower by the authorized financial officer of Borrower in a certificate also stating, without qualification, that the covenants set forth in ss.9.20 and ss.9.21 have been fully complied with ("Compliance Certificate");

            (e) at the end of each calendar quarter, at the time of delivery of such quarterly and annual statement, a certificate, executed on behalf of Borrower by its treasurer or other authorized financial officer, stating that such officer has caused this Agreement to be reviewed and has no knowledge of any Default by it in the performance or observance of any of the provisions hereof, during such quarter or at the end of such year, or, if such officer has such knowledge, specifying each Default and the nature thereof;

            (f) promptly upon receipt thereof, copies of all management letters which are submitted to it by its independent accountants in connection with any annual or interim audit of its books made by such accountants;

            (g) a Borrowing Base Report, in such form and at such times specified in ss.9.29;

            (h) with reasonable promptness, such other data with respect to the financial condition of Borrower as the Agent from time to time requests.

      ss.9.11 Notice of Litigation and Judgment. Borrower will give notice in writing, in form and detail satisfactory to the Agent and the Banks, within twenty days of becoming aware of any litigation or proceeding threatened in writing or any pending litigation and proceedings to which either of them is or becomes a party involving an uninsured claim against it or any litigation or proceeding against any Persons, including a Restricted Subsidiary, which, if adversely determined would materially and adversely affect the financial condition, assets or operations of Borrower or the Restricted Subsidiaries and stating the nature and status of such litigation or proceedings. Borrower will give notice, in writing, in form and detail satisfactory to the Agent, promptly upon becoming aware of any judgment, final or otherwise, against it in an amount in excess of $1,000,000.

      ss.9.12 Notice of Defaults. Borrower will give notice in writing to the Agent and the Banks promptly upon becoming aware of the occurrence of any Default under this Agreement.

      ss.9.13 Books and Records; Fiscal Year. The books and records relating to the financial affairs of Borrower shall at all times be maintained in accordance with, and all financial statements provided for herein (except as otherwise contemplated herein), shall be prepared in accordance with, GAAP consistently applied, subject only to changes resulting from audit and normal year-end adjustments. Such books and records shall be kept by Borrower at its principal place of business at 7601 Lewinsville Road, McLean, Virginia 22102 or at such other location as Borrower shall specify by prior written notice given to the Agent. Borrower shall maintain a fiscal year ending December 31 of each year.

      ss.9.14 Insurance. Borrower shall and shall cause the Restricted Subsidiaries to maintain with financially sound and reputable insurers insurance with respect to its properties and its business of the kind described in
Schedule 6.21 and against such other casualties and contingencies and in such types and such additional amounts as shall be in accordance with sound business practices. All such insurance shall be in such form, for such periods and written by such companies as may be reasonably satisfactory to the Agent and (except for third-party liability insurance) shall be payable to the Borrower as its interests may appear. The Agent may apply all proceeds received by it to pay Obligations hereunder in such order as it shall determine in its discretion. All policies of insurance shall provide for thirty (30) days prior written minimum cancellation notice to the Agent and shall name the Agent as additional insured party. Certificates of insurance (or, if requested by the Agent, certified copies of policies) with respect to all renewals or replacements of such insurance from time to time in force together with evidence of payment of premiums thereon satisfactory to the Agent shall be delivered to the Agent on or before the expiration date of then current insurance. No settlement on account of any loss covered by such insurance (other than third party liability insurance) which exceeds $1,000,000 shall be made without the consent of the Agent. In the event of failure to provide and maintain insurance as herein provided the Agent may, at its option, after giving notice to Borrower provide such insurance and charge the amount thereof to Borrower. Borrower shall furnish to the Agent certificates or other evidence satisfactory to the Agent of compliance with the foregoing insurance provision. Without limiting the foregoing, Borrower will (i) keep all of its physical property (excluding furnishings, certain office equipment and other items of personal property consistent with the Borrower's past business practices) insured against fire and extended coverage risks in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, (ii) maintain all such workers' compensation or similar insurance as may be required by law, (iii) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims for bodily injury, death or property damage occurring on, in or about its properties and (iv) in the event any of its properties or any portion thereof are located in a flood hazard area identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Act of 1973 (and any successor Act thereto), maintain a flood insurance policy to the extent required by the Flood Disaster Act of 1973. Borrower shall in all material respects at all times comply with and conform to all provisions of each such insurance policy and to all requirements of the insurers thereunder applicable to Borrower, its properties or to the use, occupation, possession, operation, maintenance or repair of all or any portion of its properties.

      ss.9.15 Taxes. Borrower shall and shall cause the Restricted Subsidiaries to pay all general and special taxes, assessments, rates, dues, charges (including, without limitation, water and sewer services charges), fees, levies, fines, impositions, liabilities, obligations and encumbrances of every name, nature and kind, whatsoever, which are now or hereafter imposed, levied or assessed upon or against any of its properties or any part thereof as well as all income taxes, assessments and other governmental charges levied or imposed by the United States of America or any state, county, municipality or other taxing authority upon or against Borrower or the Restricted Subsidiaries or in respect of any of the properties of either or any part thereof which could become a lien thereupon, prior to the time when any penalties or interest accrue with respect thereto, on non-payment thereof (with allowance, however, for late payment or non-payment of amounts, including any potential penalties therefor, however named, which are not in the aggregate material). Notwithstanding anything foregoing to the contrary, provided that Borrower or any of the Restricted Subsidiaries, as the case may be, sets aside on its books adequate reserves (in accordance with GAAP) with respect to any such payment with respect to it, such Person shall be entitled to contest the same, without prior payment if permitted by applicable law, by appropriate proceedings diligently pursued in good faith. Borrower agrees to reimburse the Agent on demand for any and all expenditures so made, and until paid the amount thereof shall be an Obligation secured hereunder. The Agent shall have no obligation to Borrower to make any such expenditures, nor shall the making thereof relieve Borrower of any Default or Event of Default. The Borrower and its Subsidiaries are parties to a tax-sharing agreement which has been reviewed and approved by the Agent and the Banks.

      ss.9.16 Compliance with Law. Borrower shall and shall cause the Restricted Subsidiaries to (i) comply in all material respects with all laws, rules, regulations, codes, ordinances, orders, writs, judgments, injunctions, decrees or awards, and any lawful private restrictions and other encumbrances constituting Permitted Liens whether now existing or hereafter arising, to which it or its properties may be or become subject noncompliance with which could have a material adverse effect on its business, operations or financial condition or its ability to fulfill its obligations under this Agreement or the other Loan Documents, (and will comply in all material respects with any applicable requirements of the Interstate Land Sales Act and any other laws with respect to land sales, including without limitation, disclosure laws, in any state in which it engages in business) and (ii) promptly obtain, maintain, apply for renewal, and not allow to lapse, any authorization, consent, approval, license or order, and accomplish any filing or registration with, any court or judicial, administrative or governmental authority having jurisdiction over it, its business or properties which may be or may become necessary in order that it perform all of its obligations under this Agreement or the other Loan

Documents and in order that the same may be valid and binding and effective in accordance with their terms and in order that the Agent and the Banks may be able freely to exercise and enforce any and all of their rights under this Agreement or the other Loan Documents.

      ss.9.17 Access. Except as otherwise required by applicable law or regulation, Borrower shall and shall cause the Restricted Subsidiaries to permit the Agent or any of the Banks, by their representatives and agents, to inspect, during normal business hours, any of its properties, including, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent may designate. The Banks shall coordinate the exercise of their rights under this Section and under similar provisions of the Loan Documents with the Agent. Borrower hereby authorizes and shall cause the Restricted Subsidiaries to authorize the Agent and the Banks to disclose information obtained pursuant to this Agreement to any other participant or potential participant in the Loans made hereunder and, whenever required or requested by governmental or regulatory authorities, to such authorities.

      ss.9.18 ERISA Compliance. Except for the Pension Plans and Welfare Plans specified on Schedules 6.14(a) and 6.14(b) hereto, neither Borrower nor any of the Restricted Subsidiaries will establish, assume, maintain or contribute to any employee benefit plan (as that term is defined in ss.3(3) of ERISA) to which the annual contributions would have a material adverse affect on the Borrower's or any of the Restricted Subsidiaries' business, operations or financial condition or their ability to fulfill their respective obligations under this Agreement or the other Loan Documents. Borrower shall not, and shall not permit any Restricted Subsidiary to, permit any Pension Plan or Welfare Plan to (i) engage in a "prohibited transaction" as such term is defined in ss.4975 of the Code which would result in a liability for it; (ii) incur any "accumulated funding deficiency", as such term is defined in ss.302 of ERISA, that is not waived; or (iii) be terminated in a manner which would result in the imposition of a lien or encumbrance on its assets pursuant to ss.4068 of ERISA, in each case if such actions would have a material adverse affect on the Borrower's and the Restricted Subsidiaries' business, operations or financial condition or either of their ability to fulfill their obligations under this Agreement or the other Loan Documents.

      ss.9.19 Security Interests and Liens. Borrower shall and shall cause the Restricted Subsidiaries not to create or permit to exist any mortgage, pledge, security interest or other lien or encumbrance on any of its property or assets, except for the following ("Permitted Liens"):

                  (i) liens and other encumbrances arising from attachments or similar proceedings, pending litigation, judgments or taxes or assessments or government charges in any such event whose validity or amount is being contested in good faith by appropriate proceedings in accordance with applicable law and for which adequate reserves have been established and are maintained in accordance with generally accepted accounting principles, or taxes and assessments the payment of which is not then required under the provisions of ss.9.15 hereof;

                  (ii) liens of carriers, warehousemen, mechanics and
            materialmen and other like liens and liens imposed by law, created in the ordinary course of business, for amounts not yet due or which are being contested in good faith by appropriate proceedings in accordance with applicable law and as to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles;

                  (iii) pledges or deposits made in connection with worker's compensation, employee benefit plans, unemployment or other insurance, old age pensions, or other Social Security benefits;

                  (iv) all mortgages, pledges, security interests, liens and other encumbrances in favor of the Agent;

                  (v) the interests of the lessees under tenant leases of real or personal property made in the ordinary course of business,

                  (vi) liens incurred in the ordinary course of business to
            secure performance of statutory obligations, leases and contracts (other than for money borrowed or for credit received in respect of property acquired) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                  (vii) existing security interests described on Schedule 9.19 annexed hereto;

                  (viii) such security interests, liens, minor defects,
            irregularities, encumbrances, easements, rights of way, zoning restrictions, variations from building laws and clouds on title with respect to its properties (including fixtures) or any tangible personal property of Borrower or the Restricted Subsidiaries as normally exist with respect to similar properties which do not arise in connection with the borrowing of money or for credit received and do not significantly impair the value or utility of any material portion of the property affected thereby;

                  (ix) security interests and liens renewing any security
            interest or lien listed on Schedule 9.19 which secures Indebtedness permitted by ss.9.6(e), provided that such security interest or lien is not extended to any other property;

                  (x) the pledge of the capital stock of the Subsidiaries of
            Borrower contemplated by the Original Indenture;

                  (xi) liens and security interests securing purchase money
            Indebtedness and Capitalized Leases permitted to be incurred hereunder, provided that any such lien or security interest does not extend to any property other than the personal property financed by the proceeds of such Indebtedness or that is the subject of such Capitalized Lease;

                  (xii) interests of purchasers of Units in such Units arising under the applicable Contract of Sale;

                  (xiii) liens created by a Restricted Subsidiary with respect to Permitted Indebtedness; and

                  (xiv) as to Restricted Subsidiaries, liens in favor of the
            Borrower.

      ss.9.20 Distributions. Borrower will not and will not permit any Restricted Subsidiary to make any Distribution except Permitted Distributions. The following constitute Permitted Distributions:

                  (a) The Restricted Subsidiaries may make Distributions to
            Borrower, and to the other Restricted Subsidiaries at all times; and

                  (b) Provided no Default or Event of Default exists or would result from such Distribution, Borrower may make Distributions for the purchase, from time to time, of its common stock, par value $.01 per share (the "Shares") to the extent permitted pursuant to ss.9.22.

      ss.9.21 Investments. Borrower shall not, and shall not permit the Restricted Subsidiaries to, make any Investment in any person, including any Investment in a Subsidiary of the Borrower or Restricted Subsidiaries, except for Investments which consist of:

            (a) trade or customer accounts or notes receivable arising, or other Indebtedness acquired, in the ordinary course of business;

            (b) obligations issued or guaranteed as to principal and interest by the United States of America or its agencies, GNMA securities or debt issued by other agencies of the United States of America;

            (c) certificates of deposit, foreign time deposits, bankers acceptances or bank money market accounts which are issued by the Agent or any other bank or savings and loan association whose short-term debt is rated either "A1" or comparable by Standard & Poor's Corporation or "P1" or comparable by Moody's Investors Service, Inc. or a comparable rating by Thompson's Bank Watch, or if such an institution is a subsidiary, then its parent corporation may have such a rating;

            (d) commercial paper or finance company paper which is rated not less than prime-one or A-1 or their equivalents by Moody's Investors Service, Inc. or Standard & Poor's Corporation or their successors or Dutch auction preferred stocks rated either "AA" or comparable by Standard & Poor's Corporation or "P1" or comparable by Moody's Investors Service, Inc.,

            (e) repurchase agreements secured by any one or more of the Investments permitted by paragraphs (b), (c) or (d) above;

            (f) intercompany loans permitted pursuant to ss.9.6;

            (g) existing Investments (other than as contemplated in paragraphs
      (a) through (t) hereof) as described on Schedule 9.21 hereto;

            (h) mutual funds that are registered under the Investment Company Act of 1940, as amended, which have net assets of at least $100,000,000 and at least 85% of whose underlying assets consist of bonds having a rating of not less than AAA or its equivalent by Moody's Investors Service, Inc., and/or securities of the type listed in (b), (c), (d) or
      (e) above, and money market accounts a majority of whose assets are composed of items described by any of the foregoing clauses (b), (c), (d) or (e) above;

            (i) Investments after the Closing Date by Borrower in its Subsidiaries (other than NVRMF and its Subsidiaries and Fox Ridge) in an aggregate amount not to exceed $1,000,000 in any fiscal year;

            (j) Investments after the Closing Date by Borrower in joint venture partnerships comprised of Persons who are not Affiliates of Borrower or any of its Subsidiaries that (i) provide Borrower with a preferential right to purchase Finished Lots and (ii) limit the capital contribution of Borrower to a specified maximum amount not to exceed $3,000,000 for any such joint venture Investment, provided, that the aggregate of all such Investments shall at no time exceed $15,000,000;

            (k) Investments by a Restricted Subsidiary in the Borrower or in other Restricted Subsidiaries:

            (l) intercompany advances from Borrower to its Subsidiaries to pay payroll and other general administrative overhead expenses, subject to reimbursement of such advances in cash promptly and in any event on the fifteenth and last day of each calendar month (or next Business Day if such date is not a Business Day) provided, that the aggregate of all such intercompany advances outstanding at any time shall not exceed $5,000,000;

            (m) Lot Option Deposits made by Borrower in the ordinary course of business to the extent permitted by ss.9.32(c);

            (n) advances to employees for travel and other business expenses incurred by such employees in the ordinary course of the conduct of Borrower's business;

            (o) provided, in the event any amounts are Outstanding and no Default or Event of Default has occurred and remains uncured, Investments in Fox Ridge from time to time outstanding, in an amount up to $40,000,000.00, plus the aggregate amount of dividends and return of capital received by Borrower from Fox Ridge;

            (p) home sales and readily marketable mortgage loans to employees, officers and directors of Borrower and Subsidiaries in the ordinary course of business; and

            (q) Provided, in the event any amounts are Outstanding, Investments in NVRMF from time to time outstanding, in an amount up to $30,000,000.00; if, however, no amounts are Outstanding, other Investments in NVRMF from time to time outstanding, in an amount equal to (i) the amount then allowed under the New Indenture if any of the 1998 Senior Notes are outstanding; or (ii) $50,000,000.00 if the 1998 Senior Notes are not outstanding.

      ss.9.22 Shares and Repurchases. Borrower may repurchase Shares and/or Senior Notes subject to the following conditions precedent at the time of such proposed purchase: (i) Borrower is in compliance with all the covenants set forth herein and there exist no Defaults or Events of Default which have occurred and are continuing and no Default or Event of Default occurs immediately after the repurchase; and (ii) Borrower must maintain for the month end immediately preceding the purchase of any shares and/or Senior Notes and the month end immediately succeeding such purchase $50,000,000 in aggregate liquidity, where liquidity is defined as cash, Cash Equivalents and unused availability of the Commitments under this Agreement based upon the Borrowing Base. Borrower and its Subsidiaries shall be permanently prohibited from repurchasing any of its Shares upon a violation of this ss.9.22.

      ss.9.23 Change in Terms or Prepayment of Existing Indebtedness. Borrower shall not effect or permit, and Borrower shall not permit a Restricted Subsidiary to, make any material change in the terms of, nor directly or indirectly make any payment of principal or interest on or in redemption, retirement or repurchase of any Indebtedness listed on Schedule 9.6., except for: (i) payment of principal and interest on such Indebtedness in accordance with the terms governing the same without prepayment or acceleration (ii) repayment of Cash Equivalents prior to the maturity thereof, and (iii) payments of Indebtedness by a Restricted Subsidiary to any other Restricted Subsidiary or to Borrower. In addition, Borrower shall not effect or permit any material change in the terms of, nor directly or indirectly make any payment of principal or interest on or in redemption, retirement or repurchase of the 1998 Senior Notes, except for payment of principal and interest on such Indebtedness in accordance with the terms governing the same without prepayment or acceleration. Notwithstanding the foregoing, Borrower is permitted to (i) repurchase in the open market or redeem in accordance with the terms of the Original Indenture the 1993 Senior Notes, (ii) effect changes in the Senior Notes which do not adversely effect Borrower (iii) prepay Indebtedness incurred in connection with the Borrower's office buildings in Pittsburgh, Pennsylvania and its manufacturing facilities and (iv) repurchase Senior Notes in accordance with
Section 9.22. Borrower shall repay in full the indebtedness evidenced by the 1993 Senior Notes on or before December 31, 1998. Borrower shall at all times comply with the terms and conditions of the Senior Notes. The 1998 Senior Notes shall at all time remain pari passu, with the Obligations. Borrower shall not permit the execution and delivery of any

Restricted Subsidiary guaranty of the 1998 Senior Notes without the concurrent guaranty of the Obligations by such Restricted Subsidiary.

      ss.9.24 Merger, Consolidation and Disposition of Assets.

                  (i) Borrower shall not, and shall not permit any of the
            Restricted Subsidiaries to, at any time merge or consolidate with or into any Person. None of Borrower or any Restricted Subsidiary shall sell or dispose of any of its assets other than in the ordinary course of its business (including, without limitation, the sale of Units, land, model unit furnishings and obsolete equipment), subject to, and in accordance with the requirements and limitations on such Unit sales provided for in this Agreement without the consent of the Majority Banks provided, however, the foregoing shall not restrict or apply to the transfer of assets from Restricted Subsidiaries to Borrower or other Restricted Subsidiaries. Borrower shall provide prior notice to Agent of any proposed sale or disposal of its or a Restricted Subsidiary's assets outside the ordinary course of business (other than dispositions from the Restricted Subsidiaries to Borrower or another Restricted Subsidiary). Consent of the Majority Banks shall be deemed given unless Agent provides a notice of disapproval to Borrower within seven (7) days of Agent's receipt of said notice;

                  (ii) Borrower shall not transfer any shares of stock or any beneficial interest in any Restricted Subsidiary other than to another Restricted Subsidiary.

      ss.9.25 Change of Corporate Name. Borrower shall notify the Bank at least fifteen days prior to any change in the Borrower's corporate name or any other name under which Borrower conducts its business or in the location of the executive offices of Borrower.

      ss.9.26 Acquisition Covenants. (a) Borrower shall not enter into or permit any Restricted Subsidiary to enter into any sale and leaseback transactions as seller-lessee or make any acquisitions without the prior written consent of the

Majority Banks and the Agent other than (i) the sale and leaseback of model units in the ordinary course of Borrower's or Fox Ridge's business consistent with past practices or as may be provided for in this Agreement; (ii) acquisitions of real estate to the extent permitted by this Agreement; (iii) capital expenditures; (iv) building materials, fixtures, supplies and all other personal property acquired by Borrower and Fox Ridge in the ordinary course of business consistent with past practices; (v) Investments and Distributions permitted pursuant to ss.ss.9.20 and 9.21; and (vi) other acquisitions in the aggregate amount of $5,000,000 during the term hereof.

      (b) Borrower and its Subsidiaries shall not permit Fox Ridge to acquire any assets outside of the normal course of its business from any person other than the Borrower and the Restricted Subsidiaries.

      (c) Raw Land Acquisitions. Borrower shall not make, and shall not allow any of its Subsidiaries to make, acquisitions of raw land or lots which are not Finished Lots other than those set forth on Schedule 9.33(a).

      (d) Zoning Requirements. Borrower shall not acquire, and shall not permit any of its Subsidiaries to acquire, any Finished Lot unless all proper zoning and entitlements with respect to such Finished Lot have been obtained.

      (e) Environmental Matters. Borrower shall maintain, and shall cause each of the Subsidiaries to maintain, a policy of reviewing "phase I" environmental reports on each tract or group of Finished Lots prior to entering into any Lot Option Agreement with respect to such Finished Lots and, if indicated thereby, Borrower shall cause a "phase II" environmental audit to be performed on such tract or group of Finished Lots prior to entering into an option contract; provided, however, that Borrower may enter into Lot Option Agreements prior to reviewing "phase I" environmental reports if performance of such agreements is contingent upon the review and satisfaction by Borrower of such "phase I" environmental reports. If any remedial steps are recommended in such reports, such contract will not be entered into unless (i) such steps are implemented prior to entering into any such contract and (ii) the cost to Borrower and its Subsidiaries of performing such steps will not exceed $10,000 for any tract or group of substantially contiguous Finished Lots or in excess of $30,000 for all such remedial performance from the date hereof. Borrower shall promptly notify the Agent and the Banks of any claims, obligations or discoveries relating to any violation or potential violation by Borrower, or any of its Subsidiaries of any Environmental Law applicable to Borrower or its Subsidiaries or any of their respective properties if such violation could create any liability, absolute or contingent, for Borrower or any of its Subsidiaries in excess of $10,000 for any one such violation or in excess of $30,000 for all such violations.

      ss.9.27 Further Assurances. Borrower shall at any time and from time to time execute and deliver such further instruments and take such further action as may reasonably be requested by the Agent, in each case to further and more perfectly effect the purposes of this Agreement and the other Loan Documents.

      ss.9.28 Maximum Commitment Amount. Borrower will not cause or permit the sum of (a) Outstanding Revolving Credit Loans and (b) the Maximum Drawing Amount, to exceed the Maximum Commitment Amount, without immediately paying down the Loans to the extent of such excess.

      ss.9.29 Borrowing Base. Borrower represents, warrants and covenants as follows:

            (a) Borrower is and shall be the owner of all Units and the Finished Lots upon which they are located, and shall neither create nor suffer to exist any lien or encumbrance thereon or security interest therein (other than Permitted Liens) nor sell, assign, transfer or create or suffer to exist any lien or encumbrance on or security interest in any Contract of Sale or other right constituting proceeds thereof to or in favor of any Person other than the Agent on behalf of the Banks.

            (b) For the purposes of computing the Borrowing Base, Borrower shall furnish by the tenth Business Day of each month, or more frequently at Borrower's option to the Agent and the Banks information regarding the composition of the Borrowing Base, complete and accurate as of the last Business Day of the preceding month with such specificity as the Agent shall from time to time require in the form of Exhibit A hereto (the "Borrowing Base Report"), or in such other form and substance, and at such times as may be requested by the Agent. Borrower shall further, at Borrower's sole cost and expense, have a Borrowing Base Report reviewed, at least annually, by an accounting firm of Borrower's choice. Simultaneously with the monthly delivery of each Borrowing Base Report to the Agents and the Banks, Borrower shall also deliver a certificate signed on behalf of Borrower by an authorized officer of Borrower showing the calculation of the Borrowing Base together with such other information and supporting documentation requested by the Agent.

            (c) Upon the occurrence of any cancellation of a Contract of Sale, the Borrowing Base shall be reduced appropriately with the next Borrowing Base Report.

      ss.9.30 Certain Environmental Matters. Borrower will, and Borrower will cause all Restricted Subsidiaries to, comply in all material respects with all requirements of any applicable federal, state and local law, license, rule, regulation, judgment, decree or order pertaining to environmental matters. The Agent may, in its discretion, from time to time, by or through any of its authorized officers, agents or professional consultants, and, upon reasonable notice to Borrower, visit, inspect and conduct tests or otherwise examine the Properties and the Borrower's records to verify compliance with such requirements to its satisfaction.

      ss.9.31 Transactions with Affiliated Persons. Borrower shall not, and Borrower shall not allow the Restricted Subsidiaries to, pay or enter into any agreement to pay any fees, wages, salary, bonus, commission, contributions to benefit plans or any other compensation for goods or services to or for the benefit of any Person who is a director or officer of Borrower or who has, or any of whose Affiliates has, a beneficial interest in the capital stock of Borrower, unless such compensation is approved by a majority of the nonemployee directors then on the Borrower's Board of Directors or the Compensation Committee of Borrower's Board of Directors, as applicable. Borrower shall not, and shall not allow the Restricted Subsidiaries to, enter into any other agreement or arrangement with its directors, officers, shareholders or Affiliates (other than its wholly-owned Subsidiaries) except upon terms and conditions no more favorable than those with which it would be willing to enter into such an agreement or arrangement with an unaffiliated third party. Agent and the Banks acknowledge and recognize that NVR Homes has entered into the Patents and Trademarks License and that the Patents and Trademarks have been transferred by NVR Homes to NVR Delaware and Borrower and its Subsidiaries have entered into a tax sharing agreement.

      ss.9.32 Material Adverse Changes. Borrower shall disclose in writing to the Agent and the Banks, promptly upon becoming aware of it, any fact that materially and adversely affects, or which, in the reasonable judgment of its officers, could in the future materially and adversely affect, the financial position, assets or operations of Borrower or the Restricted Subsidiaries taken as a whole and, within five Business Days of such time as it provides such disclosure to the Agent, it shall also deliver to the Agent and the Banks, in writing its proposal for addressing such material, adverse effect. The Agent hereby agrees that the payment of license fees under the Patents and Trademarks License shall not constitute a material adverse change.

      ss.9.33 Housing Covenants.

            (a) Total Speculative Inventory. Until January 1, 1999, Borrower and its Subsidiaries shall not permit aggregate of Speculative Inventory for Borrower and its Subsidiaries (measured in dollars, in accordance with GAAP) to exceed at any time 35% of the Borrower's "total inventory", as such total inventory has been reported by Borrower to the Agent in connection with the Borrower's delivery of its most recent Financial Statements pursuant to ss.9.10(d) hereof. Beginning on January 1, 1999, Borrower and its Subsidiaries shall not permit aggregate of Speculative Inventory for Borrower and its Subsidiaries (measured in dollars, in accordance with GAAP) to exceed at any time 30% of the Borrower's and its Subsidiaries' "total inventory", as such total inventory has been reported by Borrower to the Agent in connection with the Borrower's delivery of its most recent Financial Statements pursuant to ss.9.10(d) hereof.

            (b) Lot Option Deposits. Borrower and its Subsidiaries shall not permit Aggregate Lot Option Deposits (measured in dollars, in accordance with GAAP) to exceed at any time 100% of Tangible Net Worth.

            (c) Development Activity. Borrower and its Subsidiaries shall not perform, and shall not permit any of its Subsidiaries to perform, any activities involving the development or improvement of land except (i) the construction and sale of Units in accordance with the Borrower's normal conduct of its business consistent with past practices; (ii) with respect to the projects listed on Schedule 9.33(c) hereto or (iii) development work performed by Borrower or any of its Subsidiaries on land owned by Persons other than Borrower or its Subsidiaries, solely on a fee basis and with no financial commitment on the part of Borrower or any of its Subsidiaries. Borrower hereby represents and warrants that the only projects that are the subject of land development as of the Closing Date are those set forth on Schedule 9.33(c).

            (d) Preliminary Approval. Borrower and its Subsidiaries shall maintain the practice of obtaining a preliminary indication of mortgage approval prior to commencing construction on a Unit, other than with respect to Speculative Inventory.

      ss.9.34 Additional Covenants Relating to Environmental Matters.

            (a) Borrower shall comply with, and require each of its Subsidiaries and all partners, agents, servants and employees and each tenant and other occupant and user of any property used or owned by Borrower or its Subsidiaries (such properties, the "Applicable Properties"), and the officers, directors, shareholders, partners, agents, servants and employees of such tenants, occupants and users to comply with, each and every Environmental Law applicable to Borrower and its Subsidiaries and each such tenant, occupant or user with respect to any such property. Specifically, but without limitation,

                  (i) Borrower shall obtain and maintain, or require each
            Subsidiary, tenant, occupant and user, as appropriate, to obtain and maintain, all permits, certificates, licenses and other consents and approvals required by each Environmental Law from time to time applicable to Borrower and its Subsidiaries, each and every part of the

            Applicable Properties and/or the conduct of any business thereat or related thereto;

                  (ii) Borrower shall not cause, and shall not permit any of its
            Subsidiaries to cause, any Release on or off the Applicable Properties and will not suffer or permit any Release, or the presence of a Hazardous Substance (unless such presence is in compliance with all Environmental Laws), in, on or at any of the Applicable Properties;

                  (iii) if Borrower or any Subsidiary causes a Release on or off any of the Applicable Properties, or if a Release occurs on any of the Applicable Properties, Borrower shall promptly effect, or shall promptly cause the person(s) who caused the Release promptly to effect, the cleanup of any resulting contamination in accordance with and as required by the provisions of all applicable Environmental Laws; and

                  (iv) within thirty (30) days after the date that any lien is imposed against any Applicable Properties owned by Borrower or any Subsidiary or any part thereof under any Environmental Law, Borrower shall cause such lien to be discharged or bonded or otherwise secured to the Agent's satisfaction.

            (b) Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, neither the execution by Borrower, nor the acceptance by the Agent, of this Agreement nor any provision of this Agreement or of any other Loan Document shall be deemed to obligate the Agent or any of the Banks to (a) cure any failure by Borrower or any Subsidiary to comply with any Environmental Law or (b) take any actions or complete any actions taken, or expend any sums, to cure any failure by Borrower, its Subsidiaries or any other Person (other than the Agent or any of the Banks) to comply with any Environmental Law; nor shall the execution by Borrower or any other Person, or the acceptance by the Agent or any of the Banks, of this Agreement and the liens and security interests provided herein, operate to place upon the Agent or any Bank any responsibility for the operation, control, care, management or repair of any of the Applicable Properties, or any responsibility for the storage, transportation, release, removal, containment, encapsulation, remediation or other disposition of any Hazardous Substances, or make the Agent or any Bank an "owner" or an "operator" of the Applicable Properties or any part thereof within the meaning of any Environmental Laws.

            (c) The provisions of this ss.9.34 shall survive any satisfaction, release, discharge or reconveyance of this Agreement or the liens and security interests granted hereunder or the payment in full of the Obligations.

      ss.9.35 Patents and Trademarks License. Borrower shall not terminate the Patents and Trademarks License without the prior consent of the Agent.

      ss.9.36 Restricted Subsidiaries. Borrower shall not create a Restricted Subsidiary under the New Indenture without the prior approval of the Agent.

      ss.10 EVENTS OF DEFAULT; ACCELERATION; REMEDIES.

      ss.10.1 Events of Default: Acceleration. If any of the following events (an "Event of Default") shall occur and be continuing:

            (a) if Borrower shall fail to pay any principal of or interest on the Loans or on the Overline Advance when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

            (b) if Borrower shall fail to pay any Letter of Credit Fee, Commitment Fee or other fees and amounts due and payable hereunder or in connection herewith within three (3) Business Days of when the same shall become due and payable whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

            (c) if Borrower shall fail to comply with any of the covenants contained in ss.9.2, ss.9.3, ss.9.4, ss.9.S. ss.9.7, ss.9.8, ss.9.9,
      ss.9.9A, ss.9.11, ss.9.12, ss.9.19, ss.9.23,
      ss.9.24, ss.9.25, ss.9.26(a), ss.9.26(b), ss.9.26(c) or ss.9.33(d) hereof;

            (d) if Borrower shall fail to comply with any of the covenants contained in ss.9.20, ss.9.21, ss.9.22, ss.9.26(d), ss.9.26(e), ss.9.29,
      ss.9.30, ss.9.31, ss.9.32, ss.9.33(a), ss.9.33(b), ss.9.33(c) or ss.9.34
      hereof, and such failure continues for 30 days with respect to any of the foregoing sections other than ss.9.33(a) and ss.9.33(b), or in the case of ss.9.33(b), such failure continues for 90 days or in the case of ss.9.33(a), such failure continues for 45 days;

            (e) if Borrower shall fail to comply with any of its covenants contained in ss.9.6, ss.9.10, ss.9.14, ss.9.16, ss.9.18, ss.9.25, ss.9.27
      and ss.9.28 and such failure shall continue for 5 Business Days after written notice of such failure has been given to Borrower by the Agent;

            (f) if Borrower shall fail to perform any term, covenant or agreement contained herein (other than those specified in subsections (a), (b), (c), (d), (e) and (f) above) and such failure shall continue for 30 days after written notice of such failure has been given to Borrower by the Agent;

            (g) if any representation or warranty of Borrower in any Loan Document or in any document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made;

            (h) if Borrower shall fail to make any payment or otherwise shall fail to observe or perform when due or within any applicable period of grace any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money in an aggregate principal amount greater than $3,000,000 or as would permit the holder or holders thereof or of any such obligations to accelerate the maturity thereof;

            (i) if Borrower shall be involved in financial difficulties as evidenced:

                  (i) by its commencement of a voluntary case under Title 11 of the United States Code as
            from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors, managing partner or other governing body, the commencement of such a voluntary case;

                  (ii) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to convert timely the material allegations of any such petition;

                  (iii) by the entry of an order for relief against it in any involuntary case commenced under said Title 11 or if an involuntary case is commenced against it under Title 11 and is not dismissed within 60 days;

                  (iv) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;

                  (v) by entry of an order by a court of competent jurisdiction
            (A) finding it to be bankrupt or insolvent or (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of the Agent or the Borrower's creditors generally which remains undischarged and unstayed for more than thirty (30) days;

                  (vi) by the entry of an order by a court of competent
            jurisdiction assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property which remains undischarged and unstayed for more than thirty (30) days; or

                  (vii) by its making an assignment for the benefit of, or
            entering into a composition with,
            its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property;

            (j) if there shall remain in force, undischarged, unsatisfied, unstayed and unbonded, for more than thirty (30) days, whether or not consecutive, any final judgment against Borrower which, with other outstanding final judgments, undischarged, unsatisfied, unstayed and unbonded for more than thirty (30) days against such Person(s) exceeds $1,000,000;

            (k) if Borrower shall default in the performance of any material term, covenant or agreement contained in any Reimbursement Agreement;

            (l) if Borrower, by contract or otherwise, shall relinquish control over the conduct of its business or the use or disposition of any substantial portion of its assets; or

            (m) if there shall occur any default under the Senior Notes or under the Original Indenture or the New Indenture;

then, the Agent may or if directed by the Majority Banks shall by notice to Borrower terminate the Commitments under this Agreement and upon such termination the Banks and the Agent shall have no further obligation to make Loans to, or issue Letters of Credit for the account of, Borrower, and may or if directed by the Majority Banks shall declare all amounts owing with respect to this Agreement to be, and they shall thereupon forthwith mature and become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the parties hereto; provided, that in the event of any Event of Default specified in ss.10.1(i) hereof, all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent.

      ss.10.2 Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to ss.10.1, each Bank, if owed any amount with respect to the Loans, or the Agent on behalf of the Banks as provided for herein, may proceed to protect and enforce all rights by suit in equity, action at law or other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including the obtaining of the appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of a Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Revolving Credit Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

      ss.10.3 Further Rights. With respect to the obligations, Borrower assents to any extension or postponement of the time of payment or any other indulgence, and Borrower assents to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Agent may deem advisable.

      ss.10.4 Proceeds of Collection or Sale. After deducting all expenses owed to the Agent in respect of this Agreement and the other Loan Documents and the exercise of its rights hereunder and thereunder as provided in ss.12 hereof, the residue of any proceeds of collection or sale of the obligations shall be applied to the payment of principal or interest on the Obligations on a pro rata basis in such order or preference as the Agent in its discretion may determine, and any excess shall be returned to Borrower or to such other person or persons as shall be lawfully entitled to receive such excess, and Borrower shall remain liable for any deficiency.

      ss.10.5 Marshalling. The Agent shall not be required to marshal any future security granted by Borrower for the Obligations or any of them, or to resort to such security in any particular order; and all of its rights hereunder and in respect of such securities shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, Borrower hereby agrees that it will not invoke any law that might cause delay in or impede the enforcement of the Agent's rights under this

Agreement or under any other instrument evidencing any of the obligations or pursuant to which any of the Obligations were issued and to the fullest extent it lawfully may, Borrower irrevocably waives the benefits of all such laws.

      Section 11. SETOFF. During the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to Borrower and any securities or other property of Borrower in the possession of such Bank, other than amounts required to be maintained by law, may be applied in accordance with applicable law to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower to such Bank. Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of Borrower to such Bank, other than Indebtedness evidenced by the Revolving Credit Notes held by such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Revolving Credit Notes held by such Bank, and
(b) if such Bank shall receive from Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Revolving Credit Notes held by such Bank by proceedings against Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Revolving Credit Note or Revolving Credit Notes held by such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Revolving Credit Notes held by all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Revolving Credit Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

      ss.12 THE AGENT.

      ss.12.1 Appointment and Authorization.

            (a) Each Bank hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in the Loans and in the Revolving Credit Notes irrevocably to appoint and authorize the Agent to take such actions as its agent on its behalf and to exercise such bowers hereunder as are delegated by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Agent or any of its directors, officers, employees, or agents shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

            (b) The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The relationship between the Agent and the Banks is and shall be that of agent and principal only, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Bank.

      ss.12.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by Borrower.

      ss.12.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

      ss.12.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Revolving Credit Notes or any of the other Loan Documents or for the validity, enforceability or collectability of any such amounts owing with respect to the Revolving Credit Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by Borrower or any holder of any of the Revolving Credit Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial condition of Borrower. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

      ss.12.5 Payments.

            (a) A payment by Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

            (b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Revolving Credit Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

            (c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its pro rata share of any Loan or (ii) to comply with the provisions of ss.11 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from Borrower, whether on account of outstanding Loans, unpaid reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all Outstanding Loans. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all Outstanding Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Banks, the Banks' respective pro rata shares of all Outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

      ss.12.6 Holders of Revolving Credit Notes. The Agent may deem and treat the payee of any Revolving Credit Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

      ss.12.7 Indemnity. The Banks ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by Borrower as required by ss.14), and liabilities of every nature and character arising out of or related to this Agreement, the Revolving Credit Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be caused by the Agent's willful misconduct or gross negligence.

      ss.12.8 Agent as Bank. In its individual capacity, BKG shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Revolving Credit Notes as it would have were it not also the Agent.

      ss.12.9 Resignation. The Agent may resign at any time by giving sixty (60) days' prior written notice thereof to the Banks and Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to Borrower. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a commercial paper rating of not less than A-2 or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

      ss.12.10 Notification of Defaults and Events of Default and Material Conditions or Information. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, or any material condition which differs from conditions existing as of even date, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this ss.12.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default or material condition.

      ss.13 YIELD PROTECTION.

      ss.13.1 Unavailability. Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Rate Advance for any Eurodollar Advance Period, the Agent determines that deposits in dollars (in the applicable amount) are not being offered to the Agent in the relevant market for such Eurodollar Advance Period, the Agent shall forthwith give notice thereof to Borrower and the Banks, whereupon until the Agent notifies Borrower that the circumstances giving rise to such situation no longer exist, the obligations of the Banks to make such types of Eurodollar Rate Advances shall be suspended.

      ss.13.2 Illegality. If any applicable law, rule, or regulation, or any change therein, or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency, shall make it unlawful or impossible for any Bank to make, maintain, or fund its Eurodollar Rate Advances, such Bank shall so notify the Agent, and the Agent shall forthwith give notice thereof to the other Banks and Borrower. Before giving any notice to the Agent pursuant to this ss.13.2, such Bank shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the reasonable judgment of such Bank, be otherwise materially disadvantageous to such Bank. Upon receipt of such notice, notwithstanding anything contained in ss.2 hereof, Borrower shall repay in full the then outstanding principal amount of each affected Eurodollar Rate Advance of such Bank, together with accrued interest thereon, either (a) on the last day of the then current Eurodollar Advance

Period applicable to such Eurodollar Rate Advance if such Bank may lawfully continue to maintain and fund such Eurodollar Rate Advance to such day or (b) immediately if such Bank may not lawfully continue to fund and maintain such Eurodollar Rate Advance to such day; provided, however, that notwithstanding any provision contained in this Agreement to the contrary, Borrower shall not be required to compensate any Bank for any losses, including any loss or expenses incurred by reason of the liquidation, reemployment of deposits or other funds acquired to obtain the Eurodollar Rate Loan, incurred as a consequence of any required conversion of a Eurodollar Rate Loan to a Base Rate Loan as hereinafter provided, as a result of the events described in this Section. Concurrently with repaying each affected Eurodollar Rate Advance of such Bank, notwithstanding anything contained in ss.2 hereof, Borrower shall borrow a Base Rate Advance (or the other type of Eurodollar Rate Advance, if available) from such Bank, and such Bank shall make such Advance in an amount such that the outstanding principal amount of the Note held by such Bank shall equal the outstanding principal amount of such Note immediately prior to such repayment.

            ss.13.3 Increased Costs.

            (a) If, after the date hereof, any applicable law, rule, or regulation, or any change therein, or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof or compliance by any Bank with any request or directive (whether or not having the any such authority, central bank, or comparable agency:

                  (i) Shall subject any Bank to any tax, duty, or other charge with respect to its obligation to make Eurodollar Rate Advances, or its Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its Eurodollar Rate Advances or in respect of any other amounts due under this Agreement in respect of its Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances (except for taxes imposed upon or measured by net income or alternative minimum taxable income or taxable assets in lieu of income imposed by the United States and the jurisdiction in which such Bank's principal executive office is located); or

                  (ii) Shall impose, modify, or deem applicable with respect to the making, funding or maintaining any Advance hereunder, any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, capital adequacy, assessment, or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by any Bank, or shall impose on any Bank or the eurodollar interbank borrowing market any other condition affecting its obligation to make such Eurodollar Rate Advances or its Eurodollar Rate Advances;

and the result of any of the foregoing is to increase the cost to such Bank of making or maintaining any such Eurodollar Rate Advances, or to reduce the amount of any sum received or receivable by such Bank under this Agreement or under its Notes with respect thereto, and such increase is not given effect in the determination of the Eurodollar Rate then, on the earlier of thirty (30) days after written demand by such Bank or the Maturity Date, Borrower agrees to pay to such Bank such additional amount or amounts as such Bank determines is attributable to making, funding and maintaining its Eurodollar Rate Advances. Each Bank will promptly notify Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this ss.13.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise materially disadvantageous to such Bank.

            (b) A certificate of any Bank claiming compensation under this ss.13.3 and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. If any Bank demands compensation under this ss.13.3, Borrower may at any time, upon at least five (5) Business Days' prior notice to such Bank, prepay in full the then outstanding affected Eurodollar Rate Advances of such Bank, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under ss.2.1.5(c) hereof. Concurrently with prepaying such Eurodollar Rate Advances Borrower shall borrow a Base Rate Advance, or a Eurodollar Rate Advance not so affected, from such Bank, and such Bank shall make such Advance in an amount such that the outstanding principal amount of the Notes held by such Bank shall equal the outstanding principal amount of such Notes immediately prior to such prepayment.

      ss.13.4 Effect On Other Advances. If notice has been given pursuant to ss.13.1, ss.13.2 or ss.13.3 suspending the obligation of any Bank to make any type of Eurodollar Rate Advance, or requiring Eurodollar Rate Advances of any Bank to be repaid or prepaid, then, unless and until such Bank notifies Borrower that the circumstances giving rise to such repayment no longer apply, all Advances which would otherwise be made by such Bank as to the type of Eurodollar Rate Advances affected shall, at the option of Borrower, be made instead as Base Rate Advances.

      ss.13.5 Capital Adequacy. If after the date hereof, any Bank (or any Affiliate of the foregoing) shall have reasonably determined that the adoption of any applicable law, governmental rule, regulation or order regarding the capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or any Affiliate of the foregoing) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's (or any Affiliate of the foregoing) capital as a consequence of such Bank's Commitment or Obligations hereunder to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Bank's (or any Affiliate of the foregoing) policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Bank's (or any Affiliate of the foregoing) capital was fully utilized prior to such adoption, change or compliance), then, within thirty (30) days after written demand by such Bank, Borrower shall pay to such Bank such additional amounts as shall be sufficient to compensate such Bank for any such reduction actually suffered; provided, however, that there shall be no duplication of amounts paid to a Bank pursuant to this sentence and ss.13.3 hereof. A certificate of such Bank setting forth the amount to be paid to such Bank by Borrower as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive.

      ss.14 EXPENSES. Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent's or any Bank's net income) on or with respect to the transactions contemplated by this Agreement (Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent's legal counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) all reasonable out-of-pocket expenses (including appraisal fees, investment banking fees and reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Agent) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against Borrower or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with Borrower and (e) all reasonable fees, expenses and disbursements of any Bank or the Agent incurred in connection with UCC searches, and (f) all reasonable costs, fees and expenses incurred by the Agent in the Agent's efforts to administer and collect the Loans evidenced by this Agreement. The covenants of this ss.14 shall survive payment or satisfaction of payment of amounts owing with respect to the Revolving Credit Notes and Borrower shall be responsible for the amounts listed above, regardless of whether the costs were incurred prior to or subsequent to the Closing Date.

      ss.15 INDEMNIFICATION. Borrower agrees to indemnify and hold harmless the Agent and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by Borrower of the proceeds of any of the Loans, (b) Borrower entering into or performing this Agreement or any of the other Loan Documents or (c) with respect to Borrower and its properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of Borrower under this ss.15 are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

      ss.16 SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein, in the Revolving Credit Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of Borrower pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Revolving Credit Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by Borrower hereunder.

      ss.17 ASSIGNMENT AND PARTICIPATION.

      ss.17.1 Conditions to Assignment by Banks. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, and the Revolving Credit Notes held by it; provided that (a) the Agent and Borrower shall have given their prior written consent to such assignment, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement, (c) each assignment shall be in an amount that is a whole multiple of $1,000,000, (d) each Bank which is a Bank on the date hereof shall retain, free of any such assignment, an amount of its Commitment of not less than $10,000,000 and (e) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit E hereto (an "Assignment and Acceptance"), together with any Revolving Credit Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in ss.17.3, be released from its obligations under this Agreement. Notwithstanding the foregoing, BKB shall at all times during the effectiveness of this Agreement maintain a minimum commitment of $24,000,000.

      ss.17.2 Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties thereunder confirm and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto;
(b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in ss.9.10 hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank; and (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

      ss.17.3 Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentages of, and principal amount of the Loans owing to the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $6,000.

      ss.17.4 New Revolving Credit Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Revolving Credit Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to Borrower and the Banks (other than the assigning Bank). Within five
(5) Business Days after receipt of such notice, Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Revolving Credit Note, a new Revolving Credit Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Revolving Credit Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Revolving Credit Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Revolving Credit Notes. Within five (5) days of issuance of any new Revolving Credit Notes pursuant to this ss.17.4, Borrower shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks. The surrendered Revolving Credit Notes shall be canceled and returned to Borrower.

      ss.17.5 Disclosure. Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Bank may disclose information obtained by such Bank pursuant to this Agreement to assignees and potential assignees hereunder; provided that such assignees or potential assignees shall agree (a) to treat in confidence such information, (b) not to disclose such information to a third party and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

      ss.17.6 Miscellaneous Assignment Provisions. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this ss.17.6 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Revolving Credit Notes) to any of the twelve Federal Reserve Banks organized under ss.4 of the Federal Reserve Act, 12 U.S.C. ss.341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

      ss.17.7 Assignment by Borrower. Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

      ss.18 NOTICES, ETC. Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the Revolving Credit Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, at the following address, or at such other address as having been last furnished in writing to the person giving notice:

      (a)  if to Borrower:

           NVR, Inc.
           7601 Lewineville Road
           McLean, Virginia 22102
           Attn: Chief Financial Officer
           Phone: (703) 761-2000
           Fax: (703) 761-2030

           with a copy (which shall not constitute notice) to:

           Eve N. Howard, Esq.
           Hogan & Hartson
           Columbia Square
           555 Thirteenth Street, N.W.
           Washington, D.C. 20004
           Phone: (202) 637-5627
           Fax: (202) 637-5910

      (b)  if to the Agent:

           BankBoston, N.A.
           115 Perimeter Center Place, N.E.
           Suite 500
           Atlanta, Georgia 30346
           Attn: Mr. Steven P. Selbo
           Phone: (770) 390-6522
           Fax: (770) 390-8434

           with a copy to (which shall not constitute notice) to:

           Charles T. Sharbaugh, Esq.
           Paul, Hastings, Janofsky & Walker LLP
           Suite 2400
           600 Peachtree Street, N.E.
           Atlanta, Georgia 30308
           Phone: (404) 815-2213
           Fax: (404) 815-2424

      (b)  if to the Banks:

           The Bank of New York
           One Wall Street, 17th Floor
           New York, NY 10286
           Attn: Pat Dominus
           Phone: (212) 635-6467
           Fax: (212) 635-6468

           The Bank of New York
           Legal Department
           One Wall Street, 15th Floor
           New York, NY 10286
           Attn: Richard W. Katz
           Phone: (212) 635-1143
           Fax: (212) 635-1698

           U.S. Bank
           601 Second Avenue, South
           Minneapolis, MN 55402
           Attn: Peter Brockelman
           Phone: (612) 973-0570
           Fax: (612) 973-0830

           Chase Bank of Texas, N.A.
           717 Travis Street, 6th Floor South
           Houston, TX 77002-8091
           Attn: Gabe Thornhill
           Phone: (713) 216-3985
           Fax: (713) 216-2082

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first class mail, postage prepaid, on the third Business Day following the mailing thereof.

      ss.19 GOVERNING LAW. THIS AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS, ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). BORROWER AGREES THAT ANY SUIT

FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS HAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN ss.18. BORROWER HEREBY WAIVES ANY OBJECTION THAT IT HAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

      ss.20 HEADINGS. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

      ss.21 SOURCE OF FUNDS. Notwithstanding the use by the Banks of the Base Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Banks shall be under no obligation to obtain funds from any particular source in order to charge interest to Borrower at interest rates tied to such reference rates.

      ss.22 COUNTERPARTS. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

      ss.23 ENTIRE AGREEMENT, ETC. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in ss.25.

      ss.24 WAIVER OF JURY TRIAL. Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, the Revolving Credit Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. Except as prohibited by law, Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Borrower (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Banks have been induced to enter into this Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

      ss.25 CONSENTS, AMENDMENTS, WAIVERS, ETC. Any consent or approval required or permitted by this Agreement to be given by the Banks may be given, and any term of this Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by Borrower or any of its Subsidiaries of any terms of this Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on and the term of the Revolving Credit Notes, the amount of the Commitments of the Banks, and the amount of the fees hereunder may not be changed; the definition of Majority Banks may not be amended without the written consent of all of the Banks; and the amount of the Agent's fee payable for the Agent's account and ss.12 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon Borrower shall entitle Borrower to other or further notice or demand in similar or other circumstances.

      ss.26 SEVERABILITY. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

      IN WITNESS WHEREOF, the undersigned have duly executed this Agreement under seal as of the date first set forth above.

Borrower:                               NVR, INC

                                        By: /s/ Paul C. Saville
                                            ------------------------------------
                                        Name: Paul C. Saville
                                              ----------------------------------
                                        Title: Sr. Vice President Finance, Chief
                                               Financial Officer & Treasurer
                                               ---------------------------------


Agent:                                  BANKBOSTON, N.A., Agent

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


Banks:                                  BANKBOSTON, N.A.

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        CHASE BANK OF TEXAS, N.A.

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        THE BANK OF NEW YORK

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        U.S. BANK

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT A

Exhibit A          Borrowing Base Report
Exhibit B          Request for Advance
Exhibit C          The Revolving Credit Notes
Exhibit D          Reimbursement Agreement
Exhibit E          Assignment and Acceptance

                                    SCHEDULES

1                  Commitments
1                  Commitment Percentage
1.2                Certain other entities
6.1(c)             List of Subsidiaries of Borrower
6.2(b)             Shares (Business Activity)
6.14(a)            ERISA list of pension plans
6.14(b)            Welfare Plans
6.14(e)            Obligations
6.20               Environmental Compliance
6.21               Insurance
9.6                Indebtedness
9.6(h)             Unsecured Indebtedness
9.19               Security Interests and Liens
9.21               Investments
9.33(c)            Development Activity

                                TABLE OF CONTENTS

                                                                            Page

ss.1 DEFINITIONS ...........................................................   3

ss.2 THE CREDIT ............................................................  18
    ss.2.1   Revolving Credit Loans ........................................  18
    ss.2.2   Letters of Credit .............................................  27

ss.3 MAXIMUM COMMITMENT AMOUNT; REDUCTION AND INCREASE .....................  28
    ss.3.1   Automatic Reductions ..........................................  29
    ss.3.2   Optional Reductions ...........................................  29
    ss.3.3   Increase in Commitment Amount .................................  29
    ss.3.4   Overline Amount. ..............................................  29

ss.4 FEES ..................................................................  30
    ss.4.1   Commitment Fee ................................................  30
    ss.4.2   Letter of Credit Fees .........................................  31
    ss.4.3   Agent's Fee ...................................................  31
    ss.4.4   Renewal Fee ...................................................  31

ss.5 COMPUTATIONS AND INTEREST LIMITATION ..................................  31
    ss.5.1   Computations ..................................................  31
    ss.5.2   Interest Limitation ...........................................  32

ss.6 REPRESENTATIONS AND WARRANTIES ........................................  32
    ss.6.1   Existence, Etc ................................................  32
    ss.6.2   Business Activity .............................................  33
    ss.6.3   Authority, Etc ................................................  33
    ss.6.4   Binding Effect of Documents ...................................  34
    ss.6.5   No events of Default, Etc .....................................  35
    ss.6.6   Chief Executive Offices .......................................  35
    ss.6.7   Financial Statements; Solvency ................................  35
    ss.6.8   Changes; None Adverse .........................................  36
    ss.6.9   Mortgages and Liens ...........................................  36
    ss.6.10  Indebtedness ..................................................  36
    ss.6.11  Litigation ....................................................  36
    ss.6.12  Taxes .........................................................  37
    ss.6.13  Liens .........................................................  37
    ss.6.14  ERISA Compliance; Severance Obligations .......................  37
    ss.6.15  Other Representations .........................................  39
    ss.6.16  Disclosure ....................................................  39
    ss.6.17  Holding Company and Investment Company Acts ...................  39
    ss.6.18  Regulations U and X ...........................................  39
    ss.6.19  Fiscal Year ...................................................  39

                                                                            Page

    ss.6.20  Compliance With Certain Environmental Laws and
             Laws Pertaining to Land Sales .................................  40
    ss.6.21  Insurance .....................................................  41
    ss.6.22  Compliance with Indentures ....................................  41
    ss.6.23  Stock Ownership ...............................................  41

ss.7 CONDITIONS TO THE FIRST LENDING .......................................  41
    ss.7.1   Loan Documents, Etc. ..........................................  42
    ss.7.2   Legality of Transactions ......................................  42
    ss.7.3   Representations and Warranties . . . ..........................  42
    ss.7.4   Performance, Etc. .............................................  42
    ss.7.5   Certified Copies of Certain Documents .........................  42
    ss.7.6   Proof of Action by Borrower ...................................  43
    ss.7.7   Incumbency Certificate ........................................  43
    ss.7.8   Proceedings and Documents .....................................  43
    ss.7.9   Fees ..........................................................  43
    ss.7.10  Legal Opinions ................................................  43
    ss.7.11  Borrowing Base Report .........................................  44
    ss.7.12  Certificates of Insurance .....................................  44
    ss.7.13  Legal Fees ....................................................  44

ss.8 CONDITIONS TO SUBSEQUENT LOANS AND LETTERS OF CREDIT ..................  44
    ss.8.1   Legality of Transactions ......................................  44
    ss.8.2   Representations and Warranties; No Default ....................  44
    ss.8.3   Performance, Etc. .............................................  45
    ss.8.4   Proceedings and Documents .....................................  45
    ss.8.5   Payment of Fees ...............................................  45

ss.9 COVENANTS OF BORROWER .................................................  46
    ss.9.1   Punctual Payment ..............................................  46
    ss.9.2   Business Activity .............................................  46
    ss.9.3   Legal Existence, Etc. .........................................  46
    ss.9.4   Use of Loan Proceeds; Letters of Credit .......................  47
    ss.9.5   Subordinated Debt .............................................  47
    ss.9.6   Indebtedness ..................................................  47
    ss.9.7   Minimum Tangible Net Worth ....................................  48
    ss.9.8   Debt Service Coverage .........................................  49
    ss.9.9   Maximum Indebtedness Leverage Ratio ...........................  49
    ss.9.10  Financial Statements ..........................................  49
    ss.9.11  Notice of Litigation and Judgment .............................  51
    ss.9.12  Notice of Defaults ............................................  51
    ss.9.13  Books and Records; Fiscal Year ................................  52
    ss.9.14  Insurance .....................................................  52
    ss.9.15  Taxes .........................................................  53

                                                                            Page

    ss.9.16  Compliance with Law ...........................................  54
    ss.9.17  Access ........................................................  55
    ss.9.18  ERISA compliance ..............................................  55
    ss.9.19  Security Interests and Liens ..................................  55
    ss.9.20  Distributions .................................................  58
    ss.9.21  Investments ...................................................  58
    ss.9.23  Change in Terms or Prepayment of Existing
             Indebtedness ..................................................  61
    ss.9.24  Merger, Consolidation and Disposition of Assets ...............  62
    ss.9.25  Change of Corporate Name ......................................  63
    ss.9.26  Acquisition Covenants .........................................  63
    ss.9.27  Further Assurances ............................................  64
    ss.9.28  Maximum Commitment Amount .....................................  64
    ss.9.29  Borrowing Base ................................................  65
    ss.9.30  Certain Environmental Matters .................................  65
    ss.9.31  Transactions with Affiliated Persons ..........................  66
    ss.9.32  Material Adverse Changes ......................................  66
    ss.9.33  Housing Covenants .............................................  67
    ss.9.34  Additional Covenants Relating to Environmental
             Matters .......................................................  68
    ss.9.35  Patents and Trademarks License ................................  69
    ss.9.36  Restricted Subsidiaries .......................................  70
    ss.9.37  Total Liabilities .............................................  70

ss.10 EVENTS OF DEFAULT; ACCELERATION; REMEDIES ............................  70
    ss.10.1  Events of Default; Acceleration . . . .........................  70
    ss.10.2  Remedies ......................................................  73
    ss.10.3  Further Rights ................................................  74
    ss.10.4  Proceeds of Collection or Sale ................................  74
    ss.10.5  Marshalling ...................................................  74

ss.11 SETOFF ...............................................................  75

ss.12 THE AGENT ............................................................  75
    ss.12.1  Appointment and Authorization .................................  75
    ss.12.2  Employees and Agents ..........................................  76
    ss.12.3  No Liability ..................................................  76
    ss.12.4  No Representations ............................................  77
    ss.12.5  Payments ......................................................  77
    ss.12.6  Holders of Revolving Credit Notes .............................  78
    ss.12.7  Indemnity .....................................................  79
    ss.12.8  Agent as Bank .................................................  79
    ss.12.9  Resignation ...................................................  79
    ss.12.10 Notification of Defaults and Events of Default
             and Material Conditions or Information ........................  79

ss.13 YIELD PROTECTION .....................................................  80
    ss.13.1  Unavailability ................................................  80
    ss.13.2  Illegality ....................................................  80
    ss.13.3  Increased Costs ...............................................  81
    ss.13.4  Effect On Other Advances ......................................  83
    ss.13.5  Capital Adequacy ..............................................  83

ss.14 EXPENSES .............................................................  84

ss.15 INDEMNIFICATION ......................................................  85

ss.16 SURVIVAL OF COVENANTS, ETC ...........................................  85

ss.17 ASSIGNMENT AND PARTICIPATION .........................................  86
    ss.17.1    Conditions to Assignment by Banks ...........................  86
    ss.17.2    Certain Representations and Warranties;
               Limitations; Covenants ......................................  86
    ss.17.3    Register ....................................................  87
    ss.17.4    New Revolving Credit Notes ..................................  88
    ss.17.5    Disclosure ..................................................  89
    ss.17.6    Miscellaneous Assignment Provisions .........................  89
    ss.17.7    Assignment by Borrower ......................................  89

ss.18 NOTICES, ETC .........................................................  89

ss.19 GOVERNING LAW ........................................................  91

ss.20 HEADINGS .............................................................  92

ss.21 SOURCE OF FUNDS ......................................................  92

ss.22 COUNTERPARTS .........................................................  92

ss.23 ENTIRE AGREEMENT, ETC ................................................  92

ss.24 WAIVER OF JURY TRIAL .................................................  92

ss.25 CONSENTS, AMENDMENTS, WAIVERS, ETC. ..................................  93

ss.26 SEVERABILITY .........................................................  93